AS FILED WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION ON MAY 13, 2004
                                                     REGISTRATION NO. 333-______

--------------------------------------------------------------------------------

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                      _____________________________________

                                    FORM SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                      _____________________________________

                               UNITED ENERGY CORP.
                 (Name of small business issuer in its charter)

           NEVADA                           1389                  22-3342379
(State or jurisdiction of    (Primary Standard Industrial     (I.R.S. Employer
     incorporation or         Classification Code Number)    Identification No.)
       organization)

            600 MEADOWLANDS PARKWAY, #20, SECAUCUS, NEW JERSEY 07094
                                 (201) 842-0288
                   (Address and telephone number of principal
                               executive offices)
                      _____________________________________

            600 MEADOWLANDS PARKWAY, #20, SECAUCUS, NEW JERSEY 07094
                                 (201) 842-0288
               (Address of principal place of business or intended
                          principal place of business)
                      _____________________________________

                                  RONALD WILEN
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                               UNITED ENERGY CORP.
                          600 MEADOWLANDS PARKWAY, #20
                           SECAUCUS, NEW JERSEY 07094
                                 (201) 842-0288
            (Name, address and telephone number of agent for service)
                      _____________________________________

                                    Copy to:
                            SPENCER G. FELDMAN, ESQ.
                             GREENBERG TRAURIG, LLP
                                METLIFE BUILDING
                          200 PARK AVENUE - 15TH FLOOR
                            NEW YORK, NEW YORK 10166
                    TEL: (212) 801-9200; FAX: (212) 801-6400
                      _____________________________________


        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. |_|

                     ______________________________________

                                       CALCULATION OF REGISTRATION FEE
======================================================================================================================
                                                          PROPOSED MAXIMUM      PROPOSED MAXIMUM      AMOUNT OF
   TITLE OF EACH CLASS OF            AMOUNT BEING               OFFERING       AGGREGATE OFFERING   REGISTRATION
 SECURITIES TO BE REGISTERED        REGISTERED (1)         PRICE PER SHARE          PRICE               FEE
----------------------------------------------------------------------------------------------------------------------
Common Stock,                     2,200,000 shares(2)        $1.00(2)             $2,200,000           $279.00
  par value $.01 per share
Common Stock,                       300,000 shares(3)        $1.50(3)               $450,000            $58.00
  par value $.01 per share
            Total                 2,500,000 shares                                $2,650,000           $337.00




(1) This registration statement shall also cover any additional shares of common stock that shall become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of the outstanding shares of common stock.

(2) Issuable upon conversion of an outstanding secured convertible term note at a conversion price of $1.00 per share.

(3) Issuable upon exercise of an outstanding common stock purchase warrant at an average exercise price of $1.50 per share.



                     ______________________________________


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------

                    SUBJECT TO COMPLETION, DATED MAY 13, 2004

                               UNITED ENERGY CORP.

                                2,500,000 SHARES

                                  COMMON STOCK

                     ______________________________________

         TO BE OFFERED BY THE HOLDER OF A SECURED CONVERTIBLE TERM NOTE
                      AND COMMON STOCK PURCHASE WARRANT OF
                               UNITED ENERGY CORP.

                     ______________________________________


         This prospectus relates to the sale of up to 2,500,000 shares of our common stock by the selling stockholder listed in this prospectus. The shares offered by this prospectus include 1,750,000 shares of our common stock issuable upon conversion of an outstanding secured convertible term note, 450,000 shares issuable on account of interest and any possible penalties or anti-dilution adjustments relating to the term note and up to 300,000 shares of our common stock issuable upon exercise of an outstanding common stock purchase warrant. These shares may be sold by the selling stockholder from time to time in the over-the-counter market or other national securities exchange or automated interdealer quotation system on which our common stock is then listed or quoted, through negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices.

         Pursuant to registration rights granted to the selling stockholder, we are obligated to register the shares which may be acquired upon conversion of a secured convertible term note and exercise of a common stock purchase warrant by the selling stockholder. We will receive none of the proceeds from the sale of the shares by the selling stockholder, except upon exercise of the common stock purchase warrant. We will bear all expenses of registration incurred in connection with this offering, but all selling and other expenses incurred by the selling stockholder will borne by it.

         Our common stock is quoted on the OTC Bulletin Board under the symbol UNRG.OB. The high and low bid prices for shares of our common stock on May 6, 2004, were $.85 and $.75 per share, respectively, based upon bids that represent prices quoted by broker-dealers on the OTC Bulletin Board. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions, and may not represent actual transactions.

         The selling stockholder and any broker-dealer executing sell orders on behalf of the selling stockholder may be deemed to be "underwriters" within the meaning of the Securities Act of 1933. Commissions received by any broker-dealer may be deemed to be underwriting commissions under the Securities Act of 1933.

                       ___________________________________

                         THESE SECURITIES INVOLVE A HIGH
               DEGREE OF RISK. PLEASE CAREFULLY REVIEW THE SECTION
                   TITLED "RISK FACTORS" BEGINNING ON PAGE 2.

                       ___________________________________

          NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE
      SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES
         OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                         _______________________________


                   THE DATE OF THIS PROSPECTUS IS __ __, 2004


================================================================================
The information in this prospectus is not complete amd may be changed. Our selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting offers to buy these securities in any state where the ofer or sale is not permitted.

================================================================================

         YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. THIS PROSPECTUS IS NOT AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, SHARES OF COMMON STOCK IN ANY JURISDICTION WHERE OFFERS AND SALES WOULD BE UNLAWFUL. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS COMPLETE AND ACCURATE ONLY AS OF THE DATE ON THE FRONT COVER OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF THE SHARES OF COMMON STOCK.

                      _____________________________________

                                TABLE OF CONTENTS

                                                                            PAGE

Summary......................................................................1

The Offering.................................................................1

Risk Factors.................................................................2

Special Note Regarding Forward-Looking Statements............................8

Where You Can Find More Information..........................................8

Market for Our Common Stock and Related Stockholder Matters..................9

Management's Discussion and Analysis........................................11

Business....................................................................18

Management..................................................................23

Stock Ownership.............................................................27

Certain Relationships and Related Transactions..............................28

Plan of Distribution........................................................31

Description of Securities...................................................33

Shares Eligible for Future Sale.............................................37

Legal Matters...............................................................38

Experts.....................................................................38

Changes In and Disagreements With Accountants on Accounting
  and Financial Disclosure..................................................38

Index to Consolidated Financial Information.................................F-1

                                     SUMMARY

         You should read the following summary together with the more detailed information contained elsewhere in this prospectus, including the section titled "Risk Factors," regarding our company and the common stock being sold in this offering. Unless the context otherwise requires, "we," "our," "us" and similar phrases refer to United Energy Corp.

OUR BUSINESS

         We develop, manufacture and sell environmentally friendly specialty chemical products. Our leading product, KH-30(R), a multifunctional dispersant, and related line of biodegradable products, KX-91(R) and KH-30S(R), are used as cleaners in oil and gas wells, pipelines and storage tanks. These products are designed to remove and prevent the build-up of paraffin and asphalt in wells to increase production for our oil industry customers.

         We also produce and sell our Uniproof(R) proofing paper (sometimes known as "blue line" paper), which has a photo-sensitive coating and is used in the graphic arts and printing industry. This product has historically accounted for the largest share of our revenue, but has become less a focus in recent years due to a slowdown in the printing industry.

         Although still in testing, in the future we expect to release a new environmentally-friendly product called Slick Barrier, which is an underwater protective coating that prevents the adherence of barnacles to the hulls of boats.

Corporate Information

         Our principal executive offices are located at 600 Meadowlands Parkway, #20, Secaucus, New Jersey 07094, and our telephone number is (201) 842-0288. We also maintain a regional sales office in Houston, Texas to service our oil industry customers. Our website is located at www.unitedenergycorp.net. Information on our website is not part of this prospectus.

                                  THE OFFERING

Common stock offered by the selling stockholder:


     Number of shares that may be issued upon
       conversion of outstanding secured convertible
       term note................................................        2,200,000 shares
     Number of shares that may be issued upon
      exercise of outstanding common stock purchase warrant.....          300,000 shares
         Total shares offered...................................        2,500,000 shares

Common stock outstanding........................................       22,180,270 shares (1)

Use of proceeds.................................................       We will receive none of the
                                                                       proceeds from the sale of the
                                                                       shares by the selling stockholder,
                                                                       except upon exercise of the
                                                                       common stock purchase warrant.

OTC Bulletin Board symbol.......................................       UNRG.OB


----------------
(1) As of May 6, 2004. Does not include shares of our common stock that are reserved for issuance pursuant to an outstanding secured convertible term note and common stock purchase warrant, and shares available for future issuance under our 2001 Equity Incentive Plan.



                                  RISK FACTORS

         An investment in our common stock involves a high degree of risk. You should carefully consider the following material risks, together with the other information contained in this prospectus, before you decide to buy our common stock. If any of the following risks actually occur, our business, results of operations and financial condition would likely suffer. In these circumstances, the market price of our common stock could decline, and you may lose all or part of your investment.

RISKS RELATED TO OUR BUSINESS AND INDUSTRY

         WE HAVE A CURRENT ACCUMULATED DEFICIT OF $9.8 MILLION AND IF WE CONTINUE TO INCUR OPERATING LOSSES, WE MAY BE UNABLE TO SUPPORT OUR BUSINESS PLAN, WHICH WILL HAVE A DETRIMENTAL EFFECT ON THE LONG-TERM CAPITAL APPRECIATION OF OUR STOCK.

         We have incurred losses in each of our last three fiscal years. As of December 31, 2003, we had an accumulated deficit of $9,820,222. If we continue to incur operating losses and fail to become a profitable company, we may be unable to support our business plan, namely to support the marketing efforts for our KH-30(R) oil and gas well cleaner. We incurred net losses of approximately $2,829,000 and $1,364,576 in the fiscal years ended March 31, 2003 and 2002, respectively. We incurred a net loss of $1,846,228 for the nine months ended December 31, 2003 and our projected net loss for the fiscal year ended March 31, 2004 is approximately $2,600,000 (estimated). The net loss expected for the fiscal year ended March 31, 2004 is due in part to lower-than-expected sales of Uniproof proofing paper during that period. Our future profitability depends in large part on our ability to successfully market and support our KH-30 oil and gas well cleaner. We cannot assure you that we will achieve or sustain significant sales or profitability in the future. This will have a detrimental effect on the long-term capital appreciation of our stock.

         THERE ARE SIGNIFICANT OBSTACLES TO ENTERING THE OIL AND GAS PRODUCING INDUSTRY WHICH HAVE CONTRIBUTED TO THE SLOW PACE AT WHICH OUR KH-30 PRODUCT IS BEING INTRODUCED TO THE MARKET, MAKING OUR PROSPECTS LESS CERTAIN.

         Our business plan is focused largely on marketing efforts for KH-30. Although we believe that the application of KH-30 on a continuous basis will result in higher production and lower lease operating costs, the introduction of KH-30 into the oil and gas producing industry has been extremely difficult. Many entrenched players such as the "hot oilers" and the major oil service companies who benefit from high mark-ups on their proprietary products have no incentive to promote the use of KH-30. Moreover, oil production engineers are extremely reluctant to risk damage to a well from a product that does not have the endorsement and backing of a major enterprise. Consequently, the pace of introduction of KH-30 has been much less rapid than we initially expected. If we and our KH-30 marketing partners are unable to successfully achieve market acceptance for KH-30, our future results of operations and financial condition will be adversely affected, making our prospects less certain.

         IF WE ARE UNABLE TO IMPROVE SALES OF UNIPROOF, WE MAY NOT BE ABLE TO GENERATE SUBSTANTIAL REVENUES OR ACHIEVE PROFITABILITY, WHICH WOULD SERIOUSLY IMPAIR OUR ABILITY TO MARKET KH-30.

         Our success to date has been substantially dependent on sales of our Uniproof proofing paper. Sales of our Uniproof proofing paper accounted for approximately 59% and 74% of revenues for the fiscal years ended March 31, 2003 and 2002, respectively, and are expected to be in a similar range for the fiscal year ended March 31, 2004. Our business plan is to use whatever Uniproof proofing paper sales we realize to provide cash flow to support worldwide marketing efforts for our KH-30 oil and gas well cleaner and, to a lesser extent, the other specialty chemical products developed by us. The decline in the level of the United States economy during calendar years 2001-2003 severely impacted the level of proofing paper sales. This decline resulted in large part from a drop in the number of advertising pages in publications, one of the main markets in which our proofing paper is used. Revenues for the first nine months of the fiscal year ended March 31, 2004 were $786,262, a $1,370,439, or 64%, decrease from revenues of $2,156,701 in the first nine months of the previous fiscal year. Projected revenues for the fiscal year ended March 31, 2004 are approximately $972,000 (estimated), as compared to revenues of $2,232,626 for the fiscal year ended March 31, 2003. The decrease in revenues was primarily due to a decrease in Uniproof paper sales. If we are unable to generate significant revenue from this product, or fail to develop significant revenue from other products in its place, our business plan and financial condition will be severely affected.

         THE SUCCESS OF OUR KH-30 PRODUCT WILL BE HIGHLY DEPENDENT UPON THE LEVEL OF ACTIVITY AND EXPENDITURES IN THE OIL AND NATURAL GAS INDUSTRIES AND A DECREASE IN THE LEVEL OF ACTIVITY OR EXPENDITURES WOULD IN ALL LIKELIHOOD ADVERSELY IMPACT SALES OF KH-30 AND, THEREBY, OUR BUSINESS AND PROSPECTS.

         We anticipate that demand for our oil and gas cleaning product will depend on oil and gas industry activity and expenditure levels that are directly affected by trends in oil and natural gas prices. We anticipate that demand for KH-30 will be particularly sensitive to the level of development, production and exploration activity of, and the corresponding capital spending by, oil and natural gas companies. Prices for oil and gas are subject to large fluctuations in response to relatively minor changes in the supply of and demand for oil and gas, market uncertainty, political stability and a variety of other factors that are beyond our control. Any prolonged reduction in oil and natural gas prices will depress the level of exploration, development and production activity. Lower levels of activity are expected to result in a corresponding decline in the demand for our oil and gas well products, which could have an adverse impact on our prospects, results of operations and financial condition. Factors affecting the prices of oil and natural gas include:

         o worldwide political, military and economic conditions, including the ability of OPEC (the Organization of Petroleum Exporting Countries) to set and maintain production levels and prices for oil and gas;

         o    overall level of global economic growth and activity;

         o    global weather conditions;

         o    the level of production by non-OPEC countries;

         o the policies of governments regarding the exploration for and production and development of their oil and natural gas reserves; and

         o actual and perceived changes in the supply and demand for oil and natural gas.

         Spending on exploration and production activities and capital expenditures for refining and distribution facilities by large oil and gas companies will have a significant impact on our ability to market and sell KH-30, which is expected to comprise a substantial portion of our chemicals operations. Through the first nine months of our fiscal year ended March 31, 2004, increased customer spending contributed to higher levels of worldwide drilling activity, especially gas drilling in the United States. Historically, the markets for oil and gas have been volatile and are likely to continue to be volatile in the future.

         IF OUR STRATEGIC PARTNERS DO NOT EFFECTIVELY MARKET OUR PRODUCTS, WE WILL NOT GENERATE SIGNIFICANT SALES OR PROFITS AND WE DO NOT CURRENTLY HAVE THE INTERNAL RESOURCES TO MARKET OUR PRODUCTS DIRECTLY.

         We utilize third parties to assist in marketing, selling and distributing our products. We believe that the establishment of a network of third-party strategic partners, particularly abroad, with extensive and specific knowledge of the various applications in the oil and gas industry and printing market, respectively, is important for us to succeed in these sectors. We cannot assure you that our current or future strategic partners will purchase our products at sufficient levels or provide us with adequate support. If one or more of our partners under-performs or if any of our strategic relationships are terminated or otherwise disrupted, our operating performance, results of operations and financial condition will be adversely affected.

         WE DEPEND ON A SMALL NUMBER OF CUSTOMERS FOR A SUBSTANTIAL PERCENTAGE OF OUR REVENUES, BUT WE HAVE NO LONG-TERM CONTRACTS OR BINDING PURCHASE COMMITMENTS FROM THESE CUSTOMERS.

         We currently have a limited number of recurring customers for our products, none of whom have entered into long-term contracts or binding purchase commitments with us. A significant portion of our revenue is earned in connection with sales of Uniproof proofing paper to the Alameda Company of Anaheim, California. During the fiscal years ended March 31, 2002 and 2003 and the nine months ended December 31, 2003, sales attributable to Alameda represented approximately 74%, 59% and 57%, respectively, of our total revenues. Alameda did not place a paper order with us from July 2003 to March 2004. Revenue from Alameda is expected to continue to decline as a percentage of our total revenues. A decision by Alameda to discontinue its relationship with us could result in a significant loss of revenue to us.

         WE RELY ON THIRD PARTIES FOR THE RAW MATERIALS NECESSARY TO MAKE OUR PRODUCTS, LEAVING US POTENTIALLY VULNERABLE TO SUBSTANTIAL COST INCREASES AND DELAYS.

         All of the raw materials necessary for the manufacture of our products are generally available from multiple sources, although we have negotiated favorable arrangements with our current suppliers. If one or more of our current suppliers were no longer able to supply the raw materials needed by us, we would be required to negotiate arrangements with alternate suppliers, which would likely include some cost or delay, which could be substantial. In addition, no assurance can be given that any alternative arrangements would be on terms as favorable as our current arrangements.

         WE DEPEND ON INDEPENDENT MANUFACTURERS OF OUR PRODUCTS; ANY PROLONGED INTERRUPTION IN THEIR BUSINESS COULD CAUSE US TO LOSE OUR CUSTOMERS.

         We do not own any manufacturing facilities. Our chemical products are generally manufactured by contract blenders at a number of different facilities. Chemical blenders are relatively easy to replace. The photosensitive coating for our Uniproof proofing paper is applied by one independent coater. While we believe these facilities have the capacity to meet our current production needs and also meet all applicable environmental regulations, we cannot be certain that these facilities will continue to meet our product needs or comply with existing or new environmental laws. In addition, these facilities are subject to risks of fire and other damage which would disrupt production of our products. To the extent we were or could be forced to find alternate facilities due to these disruptions at any facility, it would likely involve delays in manufacturing and potentially significant costs.

         The chemical blenders and independent coater are bound by confidentiality agreements which obligate them not to disclose or use our proprietary information. A breach of one or more of these confidential agreements could have a detrimental effect on our business and prospects.

         BECAUSE OF OUR SPECIALTY CHEMICAL BUSINESS, ENVIRONMENTAL PROBLEMS AND LIABILITIES COULD ARISE AND BE COSTLY FOR US TO CLEAN-UP.

         We are subject to various foreign, federal, state and local laws and regulations relating to the protection of the environment including the Industrial Site Recovery Act, a New Jersey statute requiring clearance by the state prior to any sale of an industrial facility. These laws may provide for retroactive, strict liability for damages to natural resources or threats to public health and safety, or rendering a party liable for environmental damage without regard to its negligence or fault. Sanctions for noncompliance may include revocation of permits, corrective action orders, and administrative or civil penalties in criminal prosecution. We have not to date incurred any serious liabilities under environmental laws and regulations, and believe that we are in substantial compliance with applicable laws and regulations. Nevertheless, we cannot be certain that we will not encounter environmental problems or incur environmental liabilities in the future which could adversely affect our business.

         BECAUSE WE ARE SMALLER AND HAVE FEWER FINANCIAL AND MARKETING RESOURCES THAN MANY OF OUR COMPETITORS, WE MAY NOT BE ABLE TO SUCCESSFULLY COMPETE IN THE VERY COMPETITIVE SPECIALTY CHEMICAL AND PRINTING INDUSTRIES.

         We compete directly or indirectly with other producers of specialty chemical products with similar uses, most of which are, or have aligned themselves with, more established companies, have greater brand recognition and have greater financial and marketing resources than we have. Generally, we attempt to compete by offering what we hope to be lower prices and better service. However, the prices for our KH-30 and related line of cleaners are higher than competing products, and with these products, we attempt to compete by emphasizing product effectiveness and environmental safety.

         We also believe that our efforts to patent the KH-30 oil well cleaner in the principal oil producing countries worldwide will improve our competitive position in this market. However, we are aware that other companies may try to imitate our products or invalidate our patents. We have in the past vigorously enforced our trade secrets, such as those relating to Uniproof, and intend to continue to do so in the future. We recognize that we may incur significant costs to defend our intellectual property and that intellectual property rights provide less than complete protection.

         For our Uniproof proofing paper, our principal competitor is E.I. duPont de Nemours & Co., which controls in excess of 95% of the U.S. proofing paper market estimated at $80 million to $100 million per year. duPont has a longer operating history, significantly larger customer base and significantly greater brand recognition and financial, marketing and other resources than we do. We attempt to compete with duPont in terms of what we consider to be better prices and service.

         WE MAY NOT BE ABLE TO RETAIN RONALD WILEN, OUR CHAIRMAN AND CHIEF EXECUTIVE OFFICER, WHO WE NEED TO SUCCEED, AND ADDITIONAL QUALIFIED PERSONNEL ARE EXTREMELY DIFFICULT TO ATTRACT.

         Our performance depends, to a significant extent, upon the efforts and abilities of Ronald Wilen, our Chairman and Chief Executive Officer. We do not have an employment agreement with Mr. Wilen and do not maintain any key-man insurance on his life for our benefit. The loss of the services of Mr. Wilen would have a serious and adverse effect on our business, financial condition and results of operations. Our success will also be dependent to a great extent upon our ability to recruit and retain additional senior management personnel. Over the past year we have been seeking to hire additional personnel with marketing skills and experience relevant to the development and sale of KH-30 and related products. Competition is intense for highly skilled personnel in our industry and, accordingly, no assurance can be given that we will be able to hire or retain necessary personnel.

         OUR MANAGEMENT OWNS A SUBSTANTIAL AMOUNT OF OUR STOCK AND IS CAPABLE OF INFLUENCING OUR AFFAIRS.

         Our directors and executive officers beneficially own approximately 30.4% of our outstanding common stock. These shareholders will be able to significantly influence the election of the members of our board of directors and significantly influence the outcome of corporate actions requiring shareholder approval, such as mergers and acquisitions. This level of ownership, together with particular provisions of our articles of incorporation, by-laws and Nevada law, may have a significant effect in delaying, deferring or preventing any change in control and may adversely affect the voting and other rights of other shareholders.

         IF WE CANNOT PROTECT OUR PROPRIETARY RIGHTS AND TRADE SECRETS OR IF WE WERE FOUND TO BE INFRINGING ON THE PATENTS AND PROPRIETARY RIGHTS OF THIRD PARTIES, OUR BUSINESS WOULD BE SUBSTANTIALLY HARMED.

         Our success depends in part on our ability to protect the proprietary nature of our products, preserve our trade secrets and operate without infringing the proprietary rights of third parties. If other companies obtain and copy our technology or other companies claim that we are making unauthorized use of their proprietary technology, we may get involved in lengthy and costly disputes to resolve questions of ownership of the technology. If we are found to be infringing on the proprietary rights of others, we could be required to seek licenses to use necessary technology. We cannot assure you that any licenses of third-party patents or proprietary rights would be made available to us on acceptable terms, if at all. In addition, the laws of some "third world" countries may not protect our intellectual property. To protect our proprietary rights, we seek patents and we enter into confidentiality agreements with our employees, manufacturers and marketing and distribution partners with respect to proprietary rights and unpatented trade secrets. We cannot assure you that patent applications in which we hold rights will result in the issuance of patents or that any issued patents will provide significant protection for our technology and products. In addition, we cannot assure you that other companies will not independently develop competing technologies that are not covered by our patents. There is also no assurance that confidentiality agreements will provide adequate protection for our trade secrets, know-how or other proprietary information in the event of any unauthorized use or disclosure. Any unauthorized disclosure and use of our proprietary technology could have an adverse effect on our business, prospects, results of operations and financial condition.

         IF AN EVENT OF DEFAULT OCCURS UNDER THE SECURED CONVERTIBLE TERM NOTE ISSUED TO LAURUS, IT COULD RESULT IN A SERIOUS PROBLEM FOR US AND CAUSE US TO CURTAIL OUR OPERATIONS OR SELL SOME OF OUR ASSETS TO REPAY THE NOTE.

         On March 24, 2004, we issued a $1,750,000 secured convertible term note to Laurus Master Fund, Ltd. That note provides for the following events of default:

         o    failure to pay interest and principal payments when due,

         o a breach by us of any material covenant, term or condition of the note or in any related agreement,

         o a breach by us of any material representation or warranty made in the note or in any related agreement,

         o we make an assignment for the benefit of our creditors, or a receiver or trustee is appointed for us,

         o any money judgment or similar final process filed against us for more than $250,000, which remains unvacated, unbonded or unstayed for a period of 90 days,

         o any form of bankruptcy or insolvency proceeding is instituted by or against us, which is not vacated within 90 days,

         o our common stock is suspended for five consecutive days or five days during any ten consecutive days from our principal trading market, and

         o our failure to timely deliver shares of our common stock when due upon conversions of the note.

         If we default on the note and the holder demands all payments due and payable, we will be required to pay 120% of the outstanding principal amount of the note and any accrued interest. The cash required to pay those amounts will most likely come out of our working capital. Since we rely on our working capital for our day-to-day operations, a default on the note could have a serious and adverse effect on our business, operating results and financial condition to such an extent that we are forced to restructure, sell some of our assets or curtail our operations, any of which would have a detrimental effect on the value of our common stock.

RISKS RELATED TO OUR COMMON STOCK

         THE PUBLIC MARKET FOR OUR COMMON STOCK HAS BEEN CHARACTERIZED BY A LOW VOLUME OF TRADING AND OUR STOCKHOLDERS MAY NOT BE ABLE TO RESELL THEIR SHARES AT OR ABOVE THE PRICE AT WHICH THEY PURCHASED THEIR SHARES, IF AT ALL.

         Historically, the volume of trading in our common stock has been low. A more active public market for our common stock may not develop or be sustained. The market price of our common stock may fluctuate significantly in response to factors, some of which are beyond our control. These factors include:

         o    product liability claims or other litigation;

         o the announcement of new products or product enhancements by us or our competitors;

         o developments concerning intellectual property rights and regulatory approvals;

         o    quarterly variations in our competitors' results of operations;

         o    developments in our industry; and

         o general market conditions and other factors, including factors unrelated to our own operating performance.

         The stock market in general has recently experienced extreme price and volume fluctuations. In particular, market prices of securities of specialty chemical products companies have experienced fluctuations that often have been unrelated or disproportionate to the operating results of these companies. Continued market fluctuations could result in extreme volatility in the price of shares of our common stock, which could cause a decline in the value of our shares. Price volatility may be worse if the trading volume of our common stock is low.

         OUR COMMON STOCK MAY BE CONSIDERED A "PENNY STOCK" AND MAY BE DIFFICULT TO SELL WHEN DESIRED.

         The SEC has adopted regulations which generally define "penny stock" to be an equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to specific exemptions. The market price of our common stock has been less than $5.00 per share. This designation requires any broker or dealer selling these securities to disclose specified information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities. These rules may restrict the ability of brokers or dealers to sell our common stock and may affect the ability of stockholders to sell their shares. In addition, since our common stock is currently quoted on the OTC Bulletin Board, stockholders may find it difficult to obtain accurate quotations of our common stock and may experience a lack of buyers to purchase our shares or a lack of market makers to support the stock price.

         A SIGNIFICANT NUMBER OF OUR SHARES ARE ELIGIBLE FOR SALE AND THEIR SALE OR POTENTIAL SALE WILL PROBABLY DEPRESS THE MARKET PRICE OF OUR STOCK.

         Sales of a significant number of shares of our common stock in the public market could harm the market price of our common stock. As additional shares of our common stock become available for resale in the public market pursuant to this registration of shares, the supply of our common stock will increase, which could decrease its price. Some or all of the shares of our common stock also may be offered from time to time in the open market pursuant to Rule 144, and these sales may have a depressive effect on the market for our common stock. In general, a person who has held restricted shares for a period of one year may, upon the filing with the SEC of a notification on Form 144, sell into the market common stock in an amount equal to the greater of 1% of the outstanding shares or the average weekly number of shares sold in the last four weeks prior to such sale. These sales may be repeated once each three months, and all of the restricted shares may be sold by a non-affiliate after they have been held two years.

         WE DO NOT ANTICIPATE PAYING DIVIDENDS ON OUR COMMON STOCK IN THE FORESEEABLE FUTURE AND THEREFORE YOU SHOULD NOT BUY THIS STOCK IF YOU WISH TO RECEIVE CASH DIVIDENDS.

         We currently intend to retain our future earnings to support operations and to finance expansion and therefore do not anticipate paying any cash dividends on our common stock in the foreseeable future.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         Included in this prospectus, exhibits and associated documents are "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as well as historical information. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we can give no assurance that the expectations reflected in these forward-looking statements will prove to be correct. Our actual results could differ materially from those anticipated in forward-looking statements as a result of certain factors, including matters described in the section titled "Risk Factors." Forward-looking statements include those that use forward-looking terminology, such as the words "anticipate," "believe," "estimate," "expect," "intend," "may," "project," "plan," "will," "shall," "should," and similar expressions, including when used in the negative. Although we believe that the expectations reflected in these forward-looking statements are reasonable and achievable, these statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements. Important factors that could cause our actual results, performance or achievements to differ from these forward-looking statements include the factors described in the "Risk Factors" section and elsewhere in this prospectus.

         All forward-looking statements attributable to us are expressly qualified in their entirety by these and other factors. We undertake no obligation to update or revise these forward-looking statements, whether to reflect events or circumstances after the date initially filed or published, to reflect the occurrence of unanticipated events or otherwise.

                       WHERE YOU CAN FIND MORE INFORMATION

         We have filed a registration statement with the U.S. Securities and Exchange Commission, or the SEC, on Form SB-2 to register the shares of our common stock being offered by this prospectus. In addition, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file at the SEC's public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information regarding the public reference facilities. The SEC maintains a website, http://www.sec.gov, that contains reports, proxy statements and information statements and other information regarding registrants that file electronically with the SEC, including us. Our SEC filings are also available to the public from commercial document retrieval services. Information contained on our website should not be considered part of this prospectus.

         You may also request a copy of our filings at no cost by writing or telephoning us at:

                               United Energy Corp.
                          600 Meadowlands Parkway, #20
                           Secaucus, New Jersey 07094
                          Attention: Mr. Robert Giunta
                                 (201) 842-0288

                                 USE OF PROCEEDS

         The selling stockholder will receive all of the proceeds from the sale of the shares offered for sale by it under this prospectus. We will receive none of the proceeds from the sale of the shares by the selling stockholder, except upon exercise of the outstanding common stock purchase warrant. In that case, we would receive $450,000. We will bear all expenses incident to the registration of the shares of our common stock under federal and state securities laws other than expenses incident to the delivery of the shares to be sold by the selling stockholder. Any transfer taxes payable on these shares and any commissions and discounts payable to underwriters, agents, brokers or dealers will be paid by the selling stockholder.

           MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

         As of May 6, 2004, there were 455 record holders of our common stock and there were 22,180,270 shares of our common stock outstanding. We have not previously declared or paid any dividends on our common stock and do not anticipate declaring any dividends in the foreseeable future.

         The following table shows the high and low bid prices of our common stock as quoted on the OTC Bulletin Board and the "Pink Sheets," as described below, by quarter during each of our last two fiscal years ended March 31, 2003 and 2002 and for each quarter after March 31, 2003. From May 3, 2000 to April 25, 2002, our shares were quoted on the Pink Sheets. Beginning April 26, 2002, our stock has been quoted on the OTC Bulletin Board. These quotes reflect inter-dealer prices, without retail markup, markdown or commissions and may not represent actual transactions. The information below was obtained from those organizations, for the respective periods.

         Fiscal Year
         ended March 31       Quarter                                        High        Low
         --------------       -------                                       -----       -----
              2002            First Quarter (April-June 2001)               $1.23       $ .75
                              Second Quarter (July-September 2001)           1.85         .66

                              Third Quarter (October-December 2001)          1.20         .65
                              Fourth Quarter (January-March 2002)            1.70         .83

               2003           First Quarter (April-June 2002)               $3.85       $1.60
                              Second Quarter (July-September 2002)           2.40        1.20
                              Third Quarter (October-December 2002)          3.20        1.30
                              Fourth Quarter (January-March 2003)            2.10        1.28

               2004           First Quarter (April-June 2003)               $1.43       $ .98
                              Second Quarter (July-September 2003)           2.30         .80
                              Third Quarter (October-December 2003)          1.75         .27
                              Fourth Quarter (January-March 2004)            1.08         .40

                2005          First Quarter (through May 6)                $  .99       $ .58



         The high and low bid prices for shares of our common stock on May 6, 2004, were $.85 and $.75 per share, respectively, based upon bids that represent prices quoted by broker-dealers on the OTC Bulletin Board. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions, and may not represent actual transactions. The aggregate market value of our stock held by non-affiliates on May 6, 2004 was $13,094,136 (using the average bid and asked price of $.80 per share). For information concerning principal shareholders, see "Security Ownership of Certain Beneficial Owners and Management."

         This prospectus covers 2,500,000 shares of our common stock offered for sale by the selling stockholder. The shares offered by this prospectus include 1,750,000 shares of our common stock issuable upon conversion of an outstanding secured convertible term note, an additional 450,000 shares issuable on account of interest and any possible penalties or anti-dilution adjustments relating to the term note and up to 300,000 shares of our common stock issuable upon exercise of an outstanding common stock purchase warrant. See "Principal and Selling Stockholders."

DIVIDEND POLICY

         While there are no restrictions on the payment of dividends, we have not declared or paid any cash or other dividends on shares of our common stock in the last two years, and we presently have no intention of paying any cash dividends in the foreseeable future. Our current policy is to retain earnings, if any, to finance the expansion of our business. The future payment of dividends will depend on the results of operations, financial condition, capital expenditure plans and other factors that we deem relevant and will be at the sole discretion of our board of directors.

Equity Compensation Plan Information

         The following table provides information regarding the status of our existing equity compensation plans at March 31, 2004.

                                                                                                NUMBER OF SECURITIES
                                                                                                REMAINING AVAILABLE
                                                                                                FOR FUTURE ISSUANCE
                                                                                                UNDER EQUITY
                                              NUMBER OF SECURITIES                              COMPENSATION PLANS
                                              TO BE ISSUED UPON       WEIGHTED-AVERAGE          (EXCLUDING
                                              EXERCISE OF             EXERCISE PRICE OF         SECURITIES REFLECTED
                                              OUTSTANDING OPTIONS,    OUTSTANDING OPTION,       IN THE SECOND
PLAN CATEGORY                                 WARRANTS AND RIGHTS     WARRANTS AND RIGHTS       COLUMN)
-------------                                 --------------------    -------------------       --------------------
Equity compensation plans approved by               2,205,000                  $1.32                  1,795,000
security holders

Equity compensation plans not approved by           4,225,000                  $1.70                     --
security holders

     Total                                          6,430,000                                         1,795,000


                      MANAGEMENT'S DISCUSSION AND ANALYSIS

         You should read the following description of our financial condition and results of operations in conjunction with the financial statements and accompanying notes included in this prospectus beginning on page F-1.

OVERVIEW

         Our business plan from fiscal 2001 through fiscal 2004 was to use Uniproof(R) proofing paper sales to provide the cash flow to support worldwide marketing efforts for our KH-30(R) and related oil well cleaner products and, to a lesser extent, the other environmentally friendly specialty chemical products developed by us. Today, we are focused almost exclusively on our specialty chemical products business.

         On March 24, 2004, we completed the sale of a secured convertible term note in the principal amount of $1,750,000. In connection with the sale of the note, we issued to the selling shareholder a common stock purchase warrant covering 300,000 shares and paid a fee to the selling shareholder of $61,250. We received net proceeds of $1,590,250, after expenses, from the consummation of the sale. See "Description of Securities."

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

         The preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities.

         On an ongoing basis, we evaluate our estimates, including those related to product returns, bad debts, inventories, intangible assets, long-lived assets and contingencies and litigation. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

         REVENUE RECOGNITION

         Our primary source of revenue is from sales of our products. We recognize revenue upon shipment and transfer of title.

         ALLOWANCE FOR DOUBTFUL ACCOUNTS

         We monitor our accounts and note receivable balances on a monthly basis to ensure they are collectible. On a quarterly basis, we use our historical experience to determine our accounts receivable reserve. Our allowance for doubtful accounts is an estimate based on specifically identified accounts, as well as general reserves. We evaluate specific accounts where we have information that the customer may have an inability to meet its financial obligations. In these cases, management uses its judgment, based upon the best available facts and circumstances, and records a specific reserve for that customer against amounts due to reduce the receivable to the amount that is expected to be collected. These specific reserves are re-evaluated and adjusted as additional information is received that impacts the amount reserved. We also establish a general reserve for all customers based upon a range of percentages applied to aging categories. These percentages are based on historical collection and write-off experience. If circumstances change, our estimate of the recoverability of amounts due to us could be reduced or increased by a significant amount. A change in estimated recoverability would be accounted for in the period in which the facts that give rise to the change become known.

RESULTS OF OPERATIONS

         NINE MONTHS ENDED DECEMBER 31, 2003 COMPARED TO NINE MONTHS ENDED DECEMBER 31, 2002

         REVENUES. Revenues for the nine-month period ended December 31, 2003 were $786,262, a $1,370,439 or 64% decrease from revenues of $2,156,701 in the comparable nine-month period ended December 31, 2002. The decrease in revenues was primarily due to decreased sales of Uniproof proofing paper compared with the nine-month period ended December 31, 2002. During 2003, there was a substantial decline in sales of Uniproof especially during the second and third fiscal quarters due to a lower level of orders from our primary customer. For the nine-month period ended December 31, 2003, specialty chemical sales, which includes sales of our KH-30 products and Green Globe/Qualchem military sales decreased 34% to $300,595 from $457,542 in the prior nine-month period ended December 31, 2002. The decline was primarily related to a 66% decrease in Green Globe/Qualchem military sales. We believe, in 2002, the U.S. Government stocked up on orders and then cut its orders in 2003 due to other military priorities. The decline in Green Globe/Qualchem military sales was partially offset by a 5% increase in sales of our KH-30(R) family of oil field dispersant products reflecting a higher level of orders.

         COST OF GOODS SOLD. Cost of goods sold decreased 69% to $396,380 or 50% of sales, for the nine-month period ended December 31, 2003 from $1,284,503 or 60% of sales, for the nine-month period ended December 31, 2002. The decrease in cost of goods sold was primarily due to the reduced volume of Uniproof proofing paper sales and change in the mix of products sold reflecting margins on Uniproof paper sales compared to the prior year and increased costs related to providing samples of KH-30 to prospective customers during 2002.

         GROSS PROFIT. Gross profit for the nine-month period ended December 31, 2003 was 50% or $389,882, a $482,316 or 55% decrease from a 40% gross profit or $872,198 in the corresponding period of fiscal 2002. The decrease in gross profit and the increase in the gross profit percentage reflects the level of Uniproof paper sales, the higher volume but average lower gross profit level of Green Globe/Qualchem military and KH-30 sales. The gross profit was also adversely impacted in 2002 by the cost of providing promotional samples of KH-30 to prospective customers.

         GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses decreased $363,575, or 15% to $2,025,278, or 258% of revenues for the nine-month period ended December 31, 2003 from $2,388,853, or 111% of revenues for the nine-month period ended December 31, 2002. The decrease in general and administrative expenses was primarily related to a reduction in salaries and benefits of the new executive staff added beginning in May 2002 (four individuals resigned from our company from February to December 2003), a reduction in non-recurring marketing expenses incurred in 2002 related to developing promotional brochures, logos and product branding, design and implementation costs of a new company website, which was partially offset by increases in certain legal services partially related to litigation, insurance expenses, an increased level of travel related to meetings with potential customer, and customers trials on oil wells and storage tanks.

         DEPRECIATION, AMORTIZATION AND DEPLETION. Depreciation, amortization and depletion increased to $114,403 from $57,817 reflecting additions to fixed assets for additional S2 System equipment and capitalized legal costs related to patent filings for our S2 System and KH-30 products.

         OIL WELL OPERATING AND MAINTENANCE COST-NET. During the nine months ended December 31, 2003, the wells produced oil which generated $34,636 in revenues and incurred operating costs and maintenance and repair costs of $137,298.

         INTEREST INCOME, NET OF INTEREST EXPENSE. We had net interest income of $6,233 for the nine-month period ended December 31, 2003 compared with net interest income of $50,062 in the corresponding period in 2002. The decrease was primarily due to the investment earnings on the lower level of remaining funds raised from our private placement in May 2002.

         NET LOSS. The nine-month period ended December 31, 2003 resulted in a net loss of $(1,846,228) or $(0.08) per share compared to a net loss of $(1,524,410) or $(0.07) per share for the comparable period ended

December 31, 2002. The increase in the loss in the nine-month period ended December 30, 2003 was the result of a decrease in sales slightly offset by a decrease in operating expenses. The average number of shares of common stock used in calculating earnings per share increased by 960,000 to 22,180,270 shares at December 31, 2003 compared with 21,220,270 shares at December 31, 2002. The increase resulted from the issuance of 6,000,000 shares in our private placement in May 2002.

         FISCAL YEAR ENDED MARCH 31, 2003 COMPARED TO FISCAL YEAR ENDED MARCH 31, 2002

         SALES. Sales increased to $2,232,626 for the fiscal year ended March 31, 2003 from $1,387,851 for the year ended March 31, 2002. The $844,775, or
60%, increase in sales was principally due to a 60% increase in sales of our Uniproof proofing paper as a result of a general increase in orders and the addition of a new customer for the Uniproof product. Sales for our specialty chemical products including our KH-30 and KX-91 and our Green Globe / Qualchem product line increased by 62% as our orders increased as a result of our marketing activity and the U.S. Government replenished stocks of our military products as a result of the higher level of U.S. military sales activity during the year. Our largest three customers accounted for 84% of revenues for the year ended March 31, 2003 compared with 86% for the comparable period year ended March 31, 2002.

         COST OF SALES. Cost of sales increased to $1,332,791 or 60% of sales, for the fiscal year ended March 31, 2003 from $756,391 or 55% of sales, for the year ended March 31, 2002. The higher cost of sales reflected the increased levels of sales and the higher percentage of cost of sales in fiscal 2003 was primarily due to the increased cost of production for the Uniproof paper which was only partially offset by higher margins on specialty chemical products.

         SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased to $3,711,464, or 166% of sales, for the fiscal year ended March 31, 2003 from $1,970,977, or 142% of sales, for the year ended March 31, 2002. The increase in general and administrative expenses is primarily related to the salaries, the cost of compensation from stock options, and benefits of the new staff added beginning in May 2002, non-recurring marketing expenses related to developing promotional brochures, logos and product branding, design and implementation costs of a new corporate website, certain legal and accounting services and KH-30 customer trials on wells and storage tanks, and increased level of travel related to meetings with potential customers.

         EXECUTIVE SERVICES CONTRIBUTED BY MANAGEMENT. The fiscal year ended March 31, 2001 included an expense of $250,000 related to imputed but unpaid salaries for services contributed by senior management. In 2002, that amount was $187,500 representing the first three quarters of the year. In the fourth quarter of fiscal year 2002 each of the two officers received stock options for the value of their services and one of the officers began to draw a salary. In the fiscal year ended March 31, 2003 the amount of imputed salaries was $0, as the executives were paid a regular salary.

         DEPRECIATION AND AMORTIZATION. Depreciation and amortization increased to $83,481 for the fiscal year ended March 31, 2003 from $20,031 for the year ended March 31, 2002 reflecting additions to fixed assets for laboratory analytical equipment, manufacture of additional S2 System equipment units and capitalized legal costs related to patent filings for our S2 System and KH-30 and related products.

         INTEREST EXPENSE, NET OF INTEREST INCOME. We had net interest income of $57,629 for the fiscal year ended March 31, 2003 compared with net interest expense of $4,408 in the corresponding period in 2002. The increase was due primarily to the investment earnings on the remaining funds raised from our private placement in May, 2002.

         LEGAL SETTLEMENT. The fiscal year ended March 31, 2001 included the settlement of litigation for $231,981, which is now fully settled. During the year ended March 31, 2002, we settled another legal matter in the amount of $20,651. For the year ended March 31, 2003 we reached an agreement to settle and discontinue a lawsuit. In the settlement, we agreed to pay an aggregate of $75,000 in three installments.

         NET LOSS. For the fiscal year ended March 31, 2003, we incurred a net loss of $2,829,000, or $0.13 per share as compared to a loss of $1,364,576 for the year ended March 31, 2002 or $0.09 per share. The increased loss is primarily a result of higher expenses for the year. The average number of shares used in calculating earnings per share increased 5,434,657 to 21,456,982 shares primarily as a result of 6,000,000 shares issued in connection with the private placement transaction completed on May 14, 2002.

         FISCAL YEAR ENDED MARCH 31, 2002 COMPARED TO FISCAL YEAR ENDED MARCH 31, 2001

         SALES. Sales decreased to $1,387,851 for the year ended March 31, 2002 from $3,482,915 for the year ended March 31, 2001. The $2,095,064, or 60%, decrease in sales was due principally to a 67% decrease in sales of our Uniproof proofing paper due to a general decline in the printing business and a 12% increase in sales in its Green Globe / Qualchem product line. Our largest two customers accounted for 86% of revenues for the year ended March 31, 2002 compared with 81% for the year ended March 31, 2001.

         COST OF SALES. Cost of sales decreased to $756,391 or 55% of sales, for the year ended March 31, 2002 from $2,325,652 or 67% of sales, for the year ended March 31, 2001. The lower percentage in fiscal 2002 was primarily due to the decreased cost in the production of Uniproof.

         SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased to $1,970,977, or 142% of sales, for the fiscal year ended March 31, 2002 from $1,319,362, or 38% of sales, for the year ended March 31, 2001. The percentage increase was due to lower gross sales and higher expenses primarily related to the value of options granted to consultants ($455,900) for services rendered to us. In June 2002, Mr. Seaman, a former member of our Board general counsel, submitted multiple invoices in amounts totaling $141,487 for legal fees and funds advanced on our behalf for periods dating back to 1997. These amounts have been accrued in amounts due to related parties and charged to selling, general and administrative expenses, except for approximately $50,000 which has been included in prepaid offering expenses in the financial statements.

         EXECUTIVE SERVICES CONTRIBUTED BY MANAGEMENT. The year ended 2001 included an expense of $250,000 related to imputed but unpaid salaries for services contributed by senior management. In 2002, such amount was $187,500 representing the first three quarters of the year. In the 4th quarter of fiscal year 2002 each of the two officer received options for the value of their services and one of the officers began to draw a salary.

         INTEREST EXPENSE, NET OF INTEREST INCOME. Interest expense and interest income were not significant in either fiscal year.

         LEGAL SETTLEMENT. The fiscal year ended March 31, 2001 included the settlement of litigation for $231,981. During the fiscal year ended March 31, 2002, we settled another litigation matter in the amount of $20,651.

         NET LOSS. For the year ended March 31, 2002, we incurred a net loss of $1,364,576, or $0.09 per share as compared to a loss of $404,316 for the year ended March 31, 2001 or $0.03 per share. The increased loss is primarily a result of lower sales and higher expenses for the year. The average number of shares used in calculating earnings per share increased 192,055 to 16,022,325 shares primarily as a result of shares issued to an outside investor in the second quarter of the fiscal year and additional shares issued in the fourth quarter of the fiscal year for services provided by an officer.

LIQUIDITY AND CAPITAL RESOURCES

         As of December 31, 2003, we had $277,607 in cash and cash equivalents, as compared to $2,120,942 at March 31, 2003.

         The $1,843,335 decrease in cash was due to net cash used in operating activities of $1,567,270 and net cash used in investing activities of $276,065. Cash used in investing activities consisted of $97,060 of legal expenses related to patent applications for KH-30 and S2 System products, the purchase of production equipment and oil wells of $177,843 and loans to employees of $1,162.

         On April 4, 2003, we purchased oil leases for six oil wells in Laramie County, Wyoming, for an aggregate purchase price of $97,616. We used the wells to test our KH-30 line of products. During the nine months ended December 31, 2003, the Wyoming wells produced oil and generated $34,636 in revenues and incurred operating costs and start-up maintenance and repair costs of $137,298, which is expected to be non-recurring. We have capitalized $17,419 for the oil leases and $71,429 for equipment, net of depreciation, amortization and depletion at December 31, 2003. We maintain a refundable, interest-bearing deposit of $75,000 with the state of Wyoming to cover the costs of eventually capping the wells in the event they are no longer operated or are abandoned. In April 2004, following the test period, we sold the oil well leases for $15,000, and additionally received a 4.5% royalty on all future oil sales from these wells. We are also in the process of receiving the refund of the $75,000 deposit from the state of Wyoming.

         As of December 31, 2003, we had no backlog. Backlog represents products that our customers have committed to purchase. Our backlog is subject to fluctuations and is not necessarily indicative of future sales.

         During the past two fiscal years ended March 31, 2003 and 2002, we have recorded aggregate losses from operations of $4,193,576 and have incurred total negative cash flow from operations of $3,033,650 for the same two-year period. During the nine months ended December 31, 2003, we experienced a net loss from operations of $1,892,448 and negative cash flow from operating activities of $1,613,490. These matters raise substantial doubt about our ability to continue as a going concern. Our consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

         Our continued existence is dependent upon several factors, including increased sales volume, collection of existing receivables and the ability to achieve profitability from the sale of our product lines. In order to increase our cash flow, we are continuing efforts to stimulate sales and cut back expenses not directly supporting our sales and marketing efforts.

         On March 24, 2004, we entered into a $1,750,000 financing transaction with Laurus Master Fund, Ltd., a financial institution specializing in funding small and micro-capitalization companies. Under the financing agreements, we issued a $1,750,000 secured convertible term note at a fixed conversion price of $1.00 per share to Laurus. The loan has a term of three years and accrues interest at the greater of the prime rate of interest, currently 4% per year (as published in The Wall Street Journal), or 4% per year. Interest is payable monthly in arrears commencing on May 1, 2004, and on the first day of each consecutive calendar month after that date. Monthly amortization payments commence on October 1, 2004, at the rate of $58,333. The proceeds of the financing will be used for working capital.

         The interest rate of the note is subject to reduction in .25% increments on a month-by-month basis if specified conditions are met, including that the common stock underlying the conversion of the convertible term note and the warrant issued to Laurus are registered with the SEC and whether and to what extent the average price of our common stock exceeds the fixed conversion price.

         Laurus has the option to convert all or a portion of the term loan into shares of our common stock at any time, subject to specified limitations, at a fixed conversion price of $1.00 per share. The term loan is secured by a first priority security interest in our assets. In connection with the term loan, Laurus was paid a fee of $61,250 and received a seven-year warrant to purchase up to 300,000 shares of our common stock at prices ranging from $1.25 per share to $1.75 per share. All stock conversion prices and exercise prices are subject to adjustment for stock splits, stock dividends and similar events. For more information on the secured convertible term note and common stock purchase warrant, see "Description of Securities."

CONCENTRATION OF RISK

         We sell our Uniproof proofing paper to three customers. One of these customers constituted 93% of graphic arts sales and 57% of total customer sales for the nine-month period ended December 31, 2003. The customer did not place any orders with us from July 2003 to March 2004, but did place a significant paper order with us in April 2004, which will be realized in the current fiscal quarter. The loss of this customer would have adverse financial consequences to us. We have provided liberal credit terms to this customer and there is a risk that a certain amount of any receivable balance may prove to be uncollectible. We believe that this customer will purchase additional product and we would use that as leverage to collect any outstanding balances.

OFF-BALANCE SHEET ARRANGEMENTS

         We do not currently have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to our stockholders.

Reporting by Segments

         We consider ourselves to be primarily a specialty chemicals company because of our determination in fiscal 1998 to close our printing equipment division and focus primarily on the sale of our KH-30 oil well cleaner and related products. However, a significant portion of our revenues has been related to the printing and graphic arts industry and, during the past three fiscal years, we have derived additional revenues by acting as a graphic arts products distributor.

         The following table shows the proportion of total revenues by segment in each of the last two fiscal years and the nine-month period ended December 31, 2003.

                                                                    SPECIALTY
       PERIOD                                    GRAPHIC ARTS       CHEMICALS
       ------                                    ------------       ---------

     Fiscal year ended March 31, 2002.......      $ 1,061,317       $ 326,534

     Fiscal year ended March 31, 2003.......        1,700,738         531,888

     Nine Months ended
         December 31, 2003..................          485,667         300,595

INFLATION

         We do not believe that inflation in the cost of our raw materials has had in the past or will have in the future any significant negative impact on our operations.

RECENTLY ISSUED ACCOUNTING STANDARDS

         In June 2002, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 146, "Accounting for Exit or Disposal Activities." SFAS No. 146 requires that the liability for costs associated with an exit or disposal activity be recognized at their fair values when the liabilities are incurred. Under previous guidance, liabilities for certain exit costs were recognized at the date that management committed to an exit plan, which is generally before the actual liabilities are incurred. SFAS No. 146 is effective prospectively for exit or disposal activities initiated after December 31, 2002. This statement had no effect on our consolidated financial statements.

         In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure." This statement amends the disclosure and certain transition provisions of Statement 123, "Accounting for Stock-Based Compensation." Its disclosure provisions, which apply to all entities with employee stock-based compensation, are effective for fiscal years ending after December 15, 2002. SFAS 148:

         o requires all entities with stock-based employee compensation arrangements to provide additional disclosures in their summary of significant accounting policies note for entities that use the intrinsic value method of APB No. 25, "Accounting for Stock Issued to Employees", to account for employee stock compensation for any period presented, their accounting policies note should include a tabular presentation of pro forma net income and earnings per share using the fair value method.

         o permits entities changing to the fair value method of accounting for employee stock compensation to choose from one of three transition methods - the prospective method, the modified prospective method, or the retroactive restatement method. The prospective transition method, however, will not be available for entities that initially apply the fair value method in fiscal years beginning after December 15, 2003.

         o requires interim-period pro forma disclosures if stock-based compensation is accounted for under the intrinsic value method in any period presented. We do not expect the adoption of this statement to have a material impact on our consolidated financial statements.

         In November 2002, the FASB issued Interpretation No. 45, "Guarantors" Accounting and Disclosure Requirements for Guarantees, Including Indirect Guaranties of Indebtedness of Others." This interpretation elaborates on the disclosures to be made by a guarantor in its financial statements about its obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. This interpretation does not prescribe a specific approach for subsequently measuring the guarantor's recognized liability over the term of the related guarantee. The disclosure provisions of this interpretation were effective for our March 31, 2003 consolidated financial statements. The initial recognition and initial measurement provisions of this interpretation are applicable on a prospective basis to guarantees issued or modified after March 31, 2003. This interpretation had no effect on our consolidated financial statements.

         In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities." This interpretation clarifies the application of existing accounting pronouncements to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. In December 2003, the FASB issued a revision to Interpretation No. 46 to clarify some of the provisions of Interpretation No. 46, and to exempt certain entities from its requirements. The provisions of the interpretation need to be applied in the first reporting period that ends after December 15, 2004, except for entities that are considered to be special-purpose entities which need to be applied as of December 31, 2003. This interpretation is not expected to have any effect on our consolidated financial statements.

                                    BUSINESS

OVERVIEW

         We develop and distribute environmentally friendly specialty chemical products with applications in several industries and markets. Our current line of products includes:

         o KH-30 paraffin dispersant for the oil industry and related products KH-30S and KX-91;

         o Uniproof specialty-coated proofing paper for the printing industry; and

         o following additional testing, "Slick Barrier" underwater protective coatings for use in marine applications.

         Through our wholly-owned subsidiary, Green Globe Industries, Inc., we provide the U.S. military with a variety of environmentally friendly, non-hazardous, biodegradable solvents and cleaners under our trade name "Qualchem." Green Globe is a qualified supplier for the U.S. military and has sales contracts currently in place.

         We have developed and patented a system referred to as our "S2 System," to work with our environmentally-friendly paraffin dispersants products. This patented technology produces high volumes of steam and heat at variable pressures and temperatures to completely dissolve most deposits of paraffin and asphaltene within oil wells, pipelines or storage tanks. The S2 System apparatus is portable, compact and easy to use. We are further developing the process to enhance and support sales of KH-30 and its related products for the oil industry and for other potential applications.

         We provide specialty chemical and graphic arts products to our customers and have generated revenues for the nine months ended December 31, 2003 of $786,262 and for the fiscal year ended March 31, 2003 of $2,232,626. As of March 31, 2004, we employed nine persons and use the services of five other individuals under consulting or product/production cooperation arrangements.

ORGANIZATIONAL HISTORY

         We were originally incorporated in Nevada in 1971 as Aztec Silver Mining Co. We engaged in the manufacturing and distribution of printing equipment from 1995 through 1998. During that period, we began to develop specialty chemical products for use in the printing industry. In March 1998, we discontinued our printing equipment operations and changed our business focus to the development of specialty chemical products.

Business Operations and Principal Products

         KH-30, KH-30S AND KX-91 CHEMICALS

         KH-30 is a mixture of modified oils, dispersants and oil-based surfactants designed to control paraffin and asphaltene deposits in oil wells. When applied in accordance with our recommended procedures, KH-30 has resulted in substantial production increases of between two and five times in paraffin-affected oil and gas wells by allowing for a faster penetration of paraffin and asphaltene deposits. KH-30 disperses and suspends paraffin and asphaltene in a free-flowing state and prevents solids from sticking to each other or to oil well equipment. KH-30 is patented in the United States, Australia, Russia, Nigeria, Venezuela, Vietnam and the OAPI (the Africa Intellectual Property Organization, which includes the countries of Burkina-Faso, Benin, Central African Republic, Congo, Ivory Coast, Cameroon, Gabon, Guinea, Guinea-Bissau, Mali, Mauritania, Niger, Senegal, Chad and Togo). We have 12 additional country patent applications pending in most of the major oil-producing countries around the world (including the European Union and Canada).

         Although we believe that the application of KH-30 on a continuous basis will result in higher production and lower lease operating costs in oil wells, the introduction of KH-30 into the oil and gas producing industry has been difficult. Many entrenched players such as the "hot oilers" and the major oil service companies who benefit from high mark-ups on their proprietary products have no incentive to promote the use of KH-30. Moreover, oil production engineers are reluctant to risk damage to a well from a product that does not have the endorsement and backing of a major enterprise. Consequently, the pace of introduction of KH-30 has been much slower than we initially anticipated. We believe that this situation has begun to change as a result of our marketing efforts with several oil service companies and well owners beginning to use our products after successful trials.

         To increase sales of our KH-30 product we are currently expanding our marketing efforts by producing a marketing brochure and supplemental sales material. We have also developed two products, KH-30S and KX-91, as extensions of our original KH-30. We expect to continue developing additional applications for our KH-30 product.

         KX-91 is a patent-pending chemical blend specifically developed for the rapid removal of paraffin and asphaltene deposits from oil wells. It has been effective for the removal of heavy deposits due to its wetting ability, dispersability and solvency. KX-91 works to rapidly dissolve deposits at low concentrations with limited contact time and can perform in extreme (-400F to 2300F) temperature ranges. It also has low emulsifying tendencies with brine water. In laboratory tests, KX-91 has been effective at low concentrations to enhance the flow of very heavy crude oil (low API gravity).

         KH-30S is a proprietary chemical composition, specifically developed as a drag reducer to reduce flow impairment caused by paraffin and asphaltene depositions and high viscosity crude oil. KH-30S lowers the viscosity of very heavy crude oil (low API gravity) with flow enhancement in pipelines and oil wells at low concentrations. It provides an inhibitive thin barrier film on various metal surfaces and exhibits good compatibility with most commonly used materials of construction.

         UNIPROOF PROOFING PAPER

         We have developed a photo-sensitive coating that is applied to paper to produce what is known in the printing industry as proofing paper or "blue line" paper. We developed this formulation over several years of testing. The formulation is technically in the public domain as being within the scope of an expired patent of duPont. However, the exact formulation utilized by us, to the best of our knowledge, has not been duplicated by other companies and we protect it as a trade secret.

         We introduced our proofing paper product in June 1999. Sales of Uniproof proofing paper totaled $485,667 for the nine months ended December 31, 2003, $1,700,738 for the fiscal year ended March 31, 2003 and $1,061,317 in the fiscal year ended March 31, 2002.

         SLICK BARRIER

         Slick Barrier is an underwater protective coating which prevents the adherence of barnacles to boat hulls. The product is environmentally friendly and biodegradable, which we believe to be particularly appealing in fresh water marine applications. The product is currently being tested on pleasure boats throughout the United States and Europe. A patent application for "Slick Barrier" was filed in 2003, and we are applying for trademark protection both nationally and internationally. We expect to release this product in 2005, although no specific date has been set.

         GREENGLOBE INDUSTRIES

         In November 1998, we acquired all of the outstanding shares of Green Globe in exchange for 30,000 shares of our common stock. Green Globe is operated as a separate subsidiary and sells its products under the tradename Qualchem.(TM) The acquisition of Green Globe has given us access to the chemistry and product lines of Green Globe which include environmentally friendly paint strippers and cleaners, many of which have been qualified for use by the U.S. military. Of particular note in the Green Globe line was the development of dual package cleaning and drying "wipes" which produce a clear, non-reflective coating on glasses, computer screens and instrument panels. The wipes were developed, and have received U.S. military approval, for the cleaning of the instrument panels of combat aircraft.

MANUFACTURING AND SALES

         All of the raw materials necessary for the manufacture of our products are generally available from multiple sources, although we have negotiated favorable arrangements with our current suppliers and would have to repeat the process if one or more of our current suppliers were no longer to be able to supply these raw materials to us. We do not own any special manufacturing facilities. Our chemical products are generally manufactured by contract blenders at a number of different locations. This method of manufacturing has reduced the need for us to invest in facilities and to hire the employees to staff them. Chemical blenders are relatively easy to replace and are bound by confidentiality agreements, where appropriate, which obligate them not to disclose or use our proprietary information.

         We are not responsible for any environmental expenditures with respect to the manufacturing of our products. First, the chemical products that we use are generally "environmentally friendly" products in that they are low in toxicity and rank high in biodegradability. Further, any environmental issues involved in manufacturing are the responsibility of the blending facilities, provided they receive adequate and accurate information from us as to the components of the chemicals involved.

         Currently, the photosensitive coating for our Uniproof proofing paper is applied by an independent coater which is bound by a confidentiality agreement that obligates it not to disclose or use our confidential information. We believe this facility has the capacity to meet our production needs for the foreseeable future and also meets all environmental manufacturing regulations now or expected to be enacted. We believe that the services of this facility can be duplicated by others. We believe the need for a contract with the coater is obviated by the coater's clear economic benefit from continuing to provide services to us. We are more concerned about a precipitous event, such as damage to the coater's facility, which could result in an interruption of Uniproof production. We believe that alternate coating sources do exist and that the coater could be replaced, although with at least some interruption in production flow.

         We sell our Uniproof proofing paper to three customers. The largest, The Alameda Company of Anaheim, California, accounted for approximately 93% of our graphic arts sales and 57% of our total customer sales for the nine-month period ended December 31, 2003. In fiscal 2003, Alameda accounted for approximately 78% of graphic arts sales and 59% of total customer sales and, in fiscal 2002, accounted for approximately 97% of graphic arts sales and 74% of total customer sales. Alameda did not place a paper order with us from July 2003 to March 2004, but did place a significant paper order with us in April 2004, which will be realized in our current fiscal quarter. Revenue from Alameda is expected to continue to decline as a percentage of our total revenues. A decision by Alameda to discontinue its relationship with us could result in a significant loss of revenue to us.

         Another Uniproof paper purchaser accounted for approximately 15% of our total customer sales in the fiscal year ended March 31, 2003, but has not been a significant customer since. The General Services Administration and Defense Supply Center, which purchased our QualChem aircraft cleaning products and paint removers, accounted together for approximately 12% and 10% of our total customer sales in the fiscal years ended March 31, 2003 and 2002, respectively. In the fiscal year ended March 31, 2002, ChemTech, which purchased our KH-30 oil well cleaning product, accounted for approximately 12% of our total customer sales.

         Except for these current and former customers, no other single entity has accounted for more than 10% of our sales during any of the fiscal years ended March 31, 2002 and 2003 and the nine months ended December 31, 2003.

         All of our products are sold in U.S. dollars and, therefore, we have had no foreign currency fluctuation risk.

         Our current operations do not require a substantial investment in inventory other than minimum commitments to our distributors. However, we anticipate that any growth in our business will require us to maintain higher levels of inventory.

         Our order backlog at each of March 31, 2002, March 31, 2003 and December 31, 2003 was insignificant as we generally ship product as orders are received.

MARKETING AND DISTRIBUTION

         We have engaged the services of independent contractors to market our KX-30 and KX-91 oil dispersant products. These contractors work under various non-exclusive commission and distribution agreements and have substantial contacts among oil well owners and major oil companies in the United States, Mexico, South America, Africa, Europe and the Middle East. These contractors earn a commission based upon the sales value of the products that they sell. These independent contractors use our marketing materials, brochures and website to interest clients and to describe the attributes of our products.

         Although we have not achieved the volume of sales we had anticipated for the oil dispersant products, there have been significant barriers to entry in this market. Most of these potential customers require substantial testing of our product to prove its efficacy at cleaning wells, tanks and flow lines. In many cases, additional laboratory testing is required to prove that our chemical products are compatible with refinery systems and will not interfere with certain chemical processes and safety requirements of the potential clients. This process of testing has taken a great deal longer than was originally anticipated. We believe that we have made significant inroads and expect a higher volume of sales in the second quarter of the fiscal year ending March 31, 2005.

         None of our employees is represented by a union. We consider our relations with our employees to be good.

Research and Development

         KH-30, KX-91 and KH-30S chemical products for the oil industry and Uniproof proofing paper are developed and ready for market. Slick Barrier is in testing. All of these products are the result of research and development expenditures paid to vendors, excluding allocation of internal costs, estimated to be $58,300, $181,370 and $175,534 for the fiscal years ended March 31, 2002 and 2003 and the nine months ended December 31, 2003, respectively. We have had available the services of one research chemist and one analytical chemist, as well as one petroleum engineer, to lead in the development of our products. A significant amount of market adaptation has taken place in the field involving the development of application procedures for products. We do not anticipate having to make significant research and development expenditures on existing products in the future. However, we do expect to continue to develop new products to complement our existing product line.

COMPETITION

         We compete directly or indirectly with other producers of specialty chemical products with similar uses, most of which are more established companies and have greater resources than we have. Generally, we attempt to compete by offering what we hope to be lower prices and better service. However, our KH-30, KX-91 and KH-30S products for the oil industry are often more expensive, and with these products we attempt to compete by emphasizing product effectiveness and environmental safety.

         For our Uniproof proofing paper, our principal competition is E.I. duPont de Nemours & Co., which controls in excess of 95% of the United States proofing paper market estimated to be $80 million to $100 million per year. Currently, we have been able to compete with duPont in terms of what we believe to be better prices and service. We believe the market will continue to welcome an alternative to duPont and we plan to continue our current marketing practices.

PROPRIETARY TECHNOLOGIES

         With respect to our formulations which are proprietary, we have patented our KH-30 oil well cleaner patented in the United States, Australia, Russia, Nigeria, Venezuela, Vietnam and OAPI. We also haves 12 additional country patent applications pending in most of the major oil-producing countries around the world (including the European Union and Canada). We believe our patent is strong and will help our competitive position. However, we are aware that others may try to imitate our product or invalidate our patents. We have in the past vigorously enforced our trade secrets such as the one relating to our Uniproof proofing paper, and intend to continue to do so in the future. However, we recognize that intellectual property rights provide less than complete protection. We believe that no other company is currently producing a product similar to KH-30.

         In addition to applying for patent protection on our KH-30 product, we have also registered "KH-30" as a trademark. Trademark protection has also been obtained for the "Uniproof" name for our proofing paper. We anticipate applying for both patent and trademark protection for our other products in those jurisdictions where we deem such protection to be beneficial.

EMPLOYEES

         As of March 31, 2004, we employed nine persons and had available the services of five other individuals under consulting or product/production cooperation arrangements. The latter arrangement is meant to include a situation where a chemist, engineer or significant marketing person is engaged by an organization under contract with us to manufacture or market one or more of our products.

PROPERTIES

         We lease 9,600 square feet of office space at 600 Meadowlands Parkway, #20, Secaucus, New Jersey 07094. Under the terms of the lease, which runs through June 2007, the monthly rent is $8,635 through June 2004, then the monthly rent increases to $9,035 for the remainder of the lease. See "Certain Relationships and Related Transactions." In addition, we lease office space of approximately 1,350 square feet in Midland, Texas as a regional sales office at a rate of $759 per month. This lease runs through September 2005.

         We use independent non-affiliated contract chemical blending and manufacturing facilities in various locations around the United States for the manufacture of our products. We contract the production of our products to independent manufacturers and blenders and our products are therefore produced at the manufacturing facilities of those entities. We do not own any manufacturing facilities.

LEGAL PROCEEDINGS

         In July 2002, an action was commenced against us in the Court of Common Pleas of South Carolina, Pickens County, brought by Quantum International Technology, LLC and Richard J. Barrett. Plaintiffs allege that they were retained as a sales representative of ours and in that capacity made sales of our products to the United States government and to commercial entities. Plaintiffs further allege that we failed to pay to plaintiffs agreed commissions at the rate of 20% of gross sales of our products made by plaintiffs. The complaint seeks an accounting, compensatory damages in the amount of all unpaid commissions plus interest thereon, punitive damages in an amount treble the compensatory damages, plus legal fees and costs. Plaintiffs maintain that they are entitled to receive an aggregate of approximately $350,000 in compensatory and punitive damages, interest and costs. In June 2003, the action was transferred from the court in Pickens County to a Master in Equity sitting in Greenville, South Carolina and was removed from the trial docket. The action, if tried, will be tried without a jury. No trial date has yet been scheduled. We believe we have meritorious defenses to the claims asserted in the action and intend to vigorously defend the case. We also believe that the actual amount of damages will be under $10,000.

         No other legal proceedings are currently pending or threatened against us.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

         The following table shows the positions held by our board of directors and executive officers during the fiscal year ended March 31, 2004.

NAME                           AGE      POSITION
---                            ---      --------
Ronald Wilen                   64       Chairman of the Board, Chief Executive
                                        Officer and Director
James McKeever, CPA            38       Interim Chief Financial Officer
Louis Bernstein                54       Director
Andrea Pampanini               63       Director
Martin Rappaport               67       Director

         The principal occupations for the past five years (and, in some instances, for prior years) of each of our executive officers and directors are as follows:

         RONALD WILEN. Mr. Wilen has served as our Chief Executive Officer and a member of our board since October 1995. Mr. Wilen served as our President from October 1995 to August 2001, and has been our Chairman of the Board since August 2001.

         JAMES MCKEEVER, CPA. Mr. McKeever has been our Interim Chief Financial Officer since January 2004. He also continues to be a partner in the accounting firm of Abrams & McKeever CPA's, which he joined in January 2000. Mr. McKeever has more than 14 years' experience in public accounting and financial and reporting, and is a member of the American Institute of Certified Public Accountants.

         LOUIS BERNSTEIN. Mr. Bernstein has served as a member of our board since September 2003. Mr. Bernstein is currently the Assistant General Counsel of Pfizer Inc., one of the world's largest pharmaceutical companies, where he has served as Pfizer's corporate counsel since December 1975.

         ANDREA PAMPANINI. Mr. Pampanini has served as a member of our board since December 2001. Mr. Pampanini is an organizational advisor with extensive restructuring, marketing and strategic planning experience serving, among other industries, the chemical, petroleum, pharmaceutical, basic metals, electrical equipment, power generation and heavy industrial goods sectors. In 1989, Mr. Pampanini founded Turnaround Associates Inc., a consulting firm specializing in the financial and operational organization of medium to large-sized companies. Since 1998, Mr. Pampanini has been a member of Leadership Strategies LLC, a group of professionals specializing in strategic planning and personal leadership coaching. Mr. Pampanini has devoted a major portion of his career to the Middle East, including serving as Executive Vice President of Development Resources Corporation from 1971 to 1977, during which time he supervised the final phases of the Dez hydroelectric power and irrigation project in Iran.

         MARTIN RAPPAPORT. Mr. Rappaport has served as a member of our board since June 2001. Mr. Rappaport is self-employed. For more than 30 years, he has developed and managed commercial and residential real estate (including owning the building where our office is located). Mr. Rappaport is an active supporter and contributor to Blythedale Children's Hospital in Valhalla, New York.

         Directors are elected annually and serve until the next annual meeting of the Company's stockholders, and until their successors have been elected and have qualified. Officers are appointed to their positions, and continue in such positions, at the discretion of the directors.

COMMITTEES OF THE BOARD

         We do not currently have any formal board committees.

DIRECTOR COMPENSATION

         Each non-employee director receives options for 10,000 shares of our common stock in lieu of an annual retainer and meeting fees. Other than the 10,000 options granted, there are no special fees, contracts entered into, or payments made in consideration of any director's service as a director

INDEBTEDNESS OF EXECUTIVE OFFICERS AND DIRECTORS

         No executive officer, director or any member of these individuals' immediate families or any corporation or organization with whom any of these individuals is an affiliate is or has been indebted to us since the beginning of our last fiscal year.

FAMILY RELATIONSHIPS

         There are no family relationships among our executive officers and directors.

LEGAL PROCEEDINGS

         During the past five years, none of our executive officers, directors, promoters or control persons has been involved in a legal proceeding material to an evaluation of the ability or integrity of such person.

EXECUTIVE COMPENSATION

         The following Summary Compensation Table sets forth, for the years indicated, all cash compensation paid, distributed or accrued for services, including salary and bonus amounts, rendered in all capacities by our chief executive officer and all other executive officers who received or are entitled to receive remuneration in excess of $100,000 during the stated periods.

                                                    SUMMARY COMPENSATION TABLE
                                     Annual Compensation                   Long-term Compensation
                                ---------------------------------  --------------------------------------------------
                                                        Other      Restricted    Securities
Name and                 Fiscal                         Annual       Stock       Underlying      LTIP     All other
Principal Position       year    Salary     Bonus    Compensation    Award(s)   Options/SARs    Payouts  Compensation
------------------       ------ -------     -----    ------------  ----------   ------------    -------  ------------
                                   ($)       ($)         (1)                      (#)           ($)
Ronald Wilen             2004   196,931        -         22,266(2)         -          -           -             -
Chairman and CEO         2003   206,923        -         22,308(2)   100,000    100,000           -             -
                         2002    79,500        -         18,642(2)         -    400,000           -             -
Rodney I. Woods (3)      2004     9,617        -          1,385            -          -           -             -
President                2003   192,308    75,000         3,492            -    500,000           -             -
                         2002         -        -              -            -          -           -             -
Sanford M. Kimmel (4)    2004    88,467    3,014         12,485
Chief Financial Officer  2003   110,584    21,986        13,439            -     62,500           -             -
                         2002         -        -              -            -          -           -             -


------------------------

(1) We pay for medical insurance for all employees. Included in the table is the amount of the premiums paid by us dependent on the coverage provided.

(2) During the fiscal year ended March 31, 2004, 2003 and 2002, we paid for the leases on two automobiles used by Mr. Wilen under monthly lease payments. We also paid for medical insurance for Mr. Wilen at a rate of $925.68 per month. The financial statements reflect imputed salaries for Mr. Wilen totaling $93,750 for the fiscal year ended March 31, 2002.

(3)  Mr. Woods resigned as our President and a member of our board in April
     2003.

(4)  Mr. Kimmel resigned as our Chief Financial Officer in December 2003.





OPTIONS/SAR GRANTS IN FISCAL YEAR ENDED MARCH 31, 2004

                                                        Percent of Total
                                                         Options/SARs
                               Number of Securities         Granted
                                Underlying Options/      to Employees             Exercise
Name                               SARs Granted           in Fiscal Year        or Base Price         Expiration
----                           --------------------     ----------------        --------------      ---------------
                                        (#)                                         ($/Sh)

Ronald Wilen                            --                     --                     --                   --
Chairman and CEO
Rodney I. Woods (1)                     --                     --                     --                   --
President
Sanford M. Kimmel (2)                   --                     --                     --                   --
Chief Financial Officer


----------------

(1) Mr. Woods resigned as our President and a member of our board in April 2003.

(2) Mr. Kimmel resigned as our Chief Financial Officer in December 2003.



AGGREGATED OPTION/SAR EXERCISES IN FISCAL YEAR ENDED MARCH 31, 2004 AND FISCAL YEAR END OPTION/SAR VALUES

                                                                   Number of Securities         Value of Unexercised
                                                                  Underlying Unexercised            In-The-Money
                                                                  Options/SARs at Fiscal       Options/SARs at Fiscal
                            Shares Acquired          Value               Year End                    Year End
Name                          on Exercise          Realized      Exercisable/Unexercisable    Exercisable/Unexercisable
                                  (#)                 ($)                    (#)                       ($)

Ronald Wilen                            --             --                  500,000                      0
Chairman and CEO
Rodney I. Woods (1)                     --             --                     --                        --
President
Sanford M. Kimmel (2)                   --             --                     --                        --
Chief Financial Officer


--------------------------

(1) Mr. Woods resigned as President and a member of our board in April 2003.

(2) Mr. Kimmel resigned as our Chief Financial Officer in December 2003.



STOCK OPTION PLAN

         In August 2001, our stockholders approved the 2001 Equity Incentive Plan which provides for the grant of stock options to purchase up to 2,000,000 shares of common stock to any employee, non-employee director or consultant at our board's discretion. Under the 2001 Equity Incentive Plan, options may be exercised for a period up to ten years from the date of grant. Options issued to employees are exercisable upon vesting, which can range between the date of the grant to up to five years.

         An amendment and restatement of the 2001 Equity Incentive Plan increasing the number of shares issuable under the plan to a total of 4,000,000 was approved by our board of directors in May 2002 and was approved by our shareholders at our 2003 annual meeting.

         Under the plan, options are granted to non-employee directors upon election at the annual meeting of stockholders at a purchase price equal to the fair market value on the date of grant. In addition, non-employee director stock options shall be exercisable in full twelve months after the date of grant unless determined otherwise by the compensation committee.

         There were stock options to purchase 1,795,000 shares of our common stock available for future grant as of March 31, 2004 under the 2001 Equity Incentive Plan.

                                 STOCK OWNERSHIP

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

         The following table sets forth information regarding the number of shares of our common stock beneficially owned on May 6, 2004, by each of our directors, each of our executive officers named in the Summary Compensation Table above, all of our executive officers and directors as a group, and by any person or "group," as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, known to us to own beneficially more than 5% of the outstanding shares of our common stock. Except as otherwise set forth below, the address of each of the persons listed below is c/o United Energy Corp., 600 Meadowlands Parkway, #20, Secaucus, New Jersey 07094.

                                                AMOUNT AND
                                                NATURE OF
         NAME AND ADDRESS                       BENEFICIAL           PERCENT OF
        OF BENEFICIAL OWNER                     OWNERSHIP(1)         CLASS (1)
-------------------------------------------------------------------------------

Ronald Wilen                                    4,087,000(2)            18.0%

James McKeever, CPA........                         3,000               *

Louis Bernstein   .........                           --                *

Andrea Pampanini                                   42,500(3)            *

Martin Rappaport                                3,020,100(4)            13.0%

Rodney I. Woods(5)                                100,000(6)            *

Sanford M. Kimmel(5)                                  --                *

All current executive officers and
directors as a group (5 persons)                7,152,600               30.4%

5% or Greater Stockholders:

John Holmgren                                   1,500,000(7)             6.7%
301 Merritt 7
Norwalk, CT 06851

UNRG Investments LLC                            1,500,000(7)             6.7%
3960 Howard Hughes Parkway, 5th Floor
Las Vegas, NV 89109

LSR Capital UNRG, LLC                           1,500,000(7)             6.7%
50 Charles Lindbergh Blvd., Suite 500
Uniondale, NY 11553

Robert L. Seaman                                2,361,627(8)            10.6%
515 Madison Ave.
New York, NY 10022

Laurus Master Fund, Ltd.                        2,050,000(9)             8.5%
c/o Ironshore Corporate Services Ltd.
P.O. Box 1234 G.T.
Queensgate House, South Church Street
Grand Cayman, Cayman Islands

________________
* Less than 1% of outstanding shares.

(1) Unless otherwise indicated in these footnotes, each stockholder has sole voting and investment power with respect to the shares beneficially owned. All share amounts reflect beneficial ownership determined pursuant to Rule 13d-3 under the Exchange Act. All information with respect to beneficial ownership has been furnished by the respective director, executive officer or stockholder, as the case may be.

(2) Includes (i) stock options to purchase 400,000 shares at an exercise price of $1.11 per share, and (ii) stock options to purchase 100,000 shares at an exercise price of $1.80 per share, which are currently exercisable.

(3) Includes (i) stock options to purchase 10,000 shares at an exercise price of $.70 per share and 10,000 shares at an exercise price of $1.80 per share, which are currently exercisable, but are subject to reduction, on a proportional basis, if Mr. Pampanini voluntarily resigns as a director prior to November 2004.

(4) Includes (i) stock options to purchase 10,000 shares at an exercise price of $.70 per share and 10,000 shares at an exercise price of $1.80 per share, which are currently exercisable, but are subject to reduction, on a proportional basis, if Mr. Rappaport voluntarily resigns as a director prior to November 2004; (ii) stock options to purchase 50,000 shares at an exercise price of $1.11 per share and warrants to purchase 750,000 shares of common stock at an exercise price of $2.00 per share, which are currently exercisable.

(5) Mr. Woods resigned as our President and a member of our board in April 2003 and Mr. Kimmel resigned as our Chief Financial Officer in December 2003.

(6) Represents a warrant to purchase shares of common stock at an exercise price of $1.00 per share, which are currently exercisable.

(7) Includes 1,000,000 shares of common stock and warrants to purchase 500,000 shares of common stock.

(8) Includes (i) 1,861,627 shares held by Mr. Seaman; (ii) 100,000 shares held by the law firm Seaman & Wehle, of which Mr. Seaman is a member; and (iii) options to purchase 400,000 shares at an exercise price of $1.11 per share, all of which are currently exercisable.

(9) Represents 1,750,000 shares which may be acquired immediately upon conversion of an outstanding secured convertible term note at a conversion price of $1.00 per share and 300,000 shares which may be purchased immediately upon exercise of an outstanding common stock purchase warrant at an average exercise price of $1.50 per share. Does not include an additional 450,000 shares which may be issuable on account of interest and any possible penalties or anti-dilution adjustments. As further discussed below, the convertible note and warrant contain provisions which restrict Laurus from beneficially owning in excess of 4.9% of our outstanding shares of common stock. See "Principal and Selling Stockholders" and "Description of Securities."

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Martin Rappaport, one of our directors, owns the building in which we lease our principal executive offices in Secaucus, New Jersey. We pay approximately $100,000 per year under the lease, excluding real estate taxes. We believe that this transaction was advantageous to us and was on terms no less favorable to us than could have been obtained from unaffiliated third parties.

                       PRINCIPAL AND SELLING STOCKHOLDERS

         The following table sets forth:

         o    the name of the selling stockholder;

         o the number of shares of common stock beneficially owned by the selling stockholder as of May 6, 2004;

         o the maximum number of shares of common stock that may be offered for the account of the selling stockholder under this prospectus; and

         o the amount and percentage of common stock that would be owned by the selling stockholder after completion of the offering, assuming a sale of all of the common stock that may be offered by this prospectus.

         Except as otherwise noted below and elsewhere in this prospectus, the selling stockholder has not, within the past three years, had any position, office or other material relationship with us. The selling stockholder is not a member of the National Association of Securities Dealers, Inc.

         Beneficial ownership is determined under the rules of the U.S. Securities and Exchange Commission. The number of shares beneficially owned by a person includes shares of common stock underlying warrants, stock options and other derivative securities to acquire our common stock held by that person that are currently exercisable or convertible within 60 days after May 6, 2004. The shares issuable under these securities are treated as outstanding for computing the percentage ownership of the person holding these securities, but are not treated as outstanding for the purposes of computing the percentage ownership of any other person.

                                                                                               BENEFICIAL OWNERSHIP
                                                                              SHARES          AFTER THIS OFFERING (3)
                                              BENEFICIAL OWNERSHIP         REGISTERED IN        NUMBER OF
                   NAME                     PRIOR TO THIS OFFERING(1)      THIS OFFERING        SHARES        PERCENT
---------------------------------------------------------------------------------------------------------------------

Laurus Master Fund, Ltd.(4)                          2,050,000              2,500,000(2)            0             0
c/o Ironshore Corporate Services Ltd.
P.O. Box 1234 G.T.
Queensgate House, South Church Street
Grand Cayman, Cayman Islands


--------------

(1) Beneficial ownership as of May 6, 2004, for the selling stockholder based upon information provided by the selling stockholder or known to us.

(2) This number includes 1,750,000 shares of our common stock issuable upon conversion of an outstanding secured convertible term note, up to 300,000 shares of our common stock issuable upon exercise of an outstanding common stock purchase warrant, and an additional 450,000 shares issuable on account of interest and any possible penalties or anti-dilution adjustments relating to the term note.

(3) Assumes the sale of all shares of common stock registered pursuant to this prospectus, although the selling stockholder is under no obligation known to us to sell any shares of common stock at this time.

(4) Laurus Capital Management, LLC, a Delaware limited liability company, may be deemed a control person of the shares owned by Laurus Master Fund, Ltd. David Grin and Eugene Grin are the principals of Laurus Capital Management, LLC. The address for Messrs. Grin is 825 Third Avenue, 14th Floor, New York, New York 10022.



         The terms of the term note and warrant, under which the shares of common stock are included for resale under this prospectus, prohibit conversion of the note or exercise of the warrant to the extent that conversion of the note and exercise of the warrant would result in Laurus, together with its affiliates, beneficially owning in excess of 4.9% of our outstanding shares of common stock. Laurus may waive the 4.9% limitation upon 75 days' prior written notice to us. This limitation does not preclude Laurus from converting or exercising the note or warrant and selling shares underlying the note or warrant in stages over time, where each stage does not cause it and its affiliates to beneficially own shares in excess of the limitation percentage.

                              PLAN OF DISTRIBUTION

DISTRIBUTION BY SELLING STOCKHOLDERS

         We are registering the shares of our common stock covered by this prospectus for the selling stockholder. As used in this prospectus, "selling stockholder" includes the donees, transferees or others who may later hold the selling stockholder's interests. The selling stockholder will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling stockholder may, from time to time, sell all or a portion of its shares of common stock on the OTC Bulletin Board or on any national securities exchange or automated inter-dealer quotation system on which our common stock may be listed or traded, in negotiated transactions or otherwise, at prices then prevailing or related to the current market price or at negotiated prices. One or more underwriters on a firm commitment or best efforts basis may sell the shares of common stock directly or through brokers or dealers or in a distribution. The methods by which the shares of common stock may be sold include:

         o a block trade (which may involve crosses) in which the broker or dealer engaged will attempt to sell the shares of common stock as agent, but may position and resell a portion of the block, as principal, to facilitate the transaction,

         o purchases by a broker or dealer, as principal, and resales by such broker or dealer for its account pursuant to this prospectus,

         o ordinary brokerage transactions and transactions in which the broker solicits purchasers or through market-makers,

         o transactions in put or call options or other rights (whether exchange-listed or otherwise) established after the effectiveness of the registration statement of which this prospectus is a part, and

         o    privately-negotiated transactions.

         Laurus has agreed, pursuant to the securities purchase agreement between Laurus and us, that neither Laurus nor any of its affiliates and investment partners will or will cause any person or entity, directly or indirectly, to engage in "short sales" of our common stock for as long as the term note is outstanding. "Short sales" are contracts for the sale of shares of stock that the seller does not own, or certificates which are not within the seller's control, so as to be available for delivery at the time when, under applicable rules, delivery must be made.

         In addition, any of the shares of common stock that qualify for sale pursuant to Rule 144 promulgated under the Securities Act of 1933 may be sold in transactions complying with that Rule, rather than pursuant to this prospectus.

         For sales to or through broker-dealers, these broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholder or the purchasers of the shares, or both. We have advised the selling stockholder that the anti-manipulative provisions of Regulation M under the Securities Exchange Act of 1934 may apply to its sales in the market and have informed it that it must deliver copies of this prospectus. We are not aware, as of the date of this prospectus, of any agreements between the selling stockholder and any broker-dealers with respect to the sale of the shares of common stock.

         The selling stockholder and any broker-dealers or agents participating in the distribution of our shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any commissions received by any broker-dealer or agent and profit on any resale of shares of common stock may be deemed to be underwriting commissions under the Securities Act of 1933. The commissions received by a broker-dealer or agent may be in excess of customary compensation. If the selling stockholder is deemed to be an "underwriter," the selling stockholder may have liability for the accuracy of the contents of this prospectus under the Securities Act of 1933.

         At a time a particular offer of shares is made by the selling stockholder, a prospectus supplement, if required, will be distributed that will set forth the names of any underwriters, dealers or agents and any discounts, commissions and other terms constituting compensation from the selling stockholder and any other required information.

         In connection with distributions of the selling stockholder's shares, or otherwise, the selling stockholder may enter into hedging transactions with broker-dealers or others prior to or after the effective time of the arrangement. These broker-dealers may engage in short sales of shares or other transactions in the course of hedging the positions assumed by them or otherwise. The selling stockholder may also:

         o sell shares short and redeliver shares to close out short positions,

         o enter into option or other transactions with broker-dealers or others that may involve the delivery to those persons the shares, and broker-dealers may resell those shares pursuant to this prospectus, and

         o pledge the shares to a broker-dealer or others and, upon a default, these persons may effect sales of the shares pursuant to this prospectus.

         We have advised the selling stockholder that open positions in shares of common stock covered by this prospectus prior to the registration statement, of which this prospectus is a part, being declared effective by the U.S. Securities and Exchange Commission may constitute a violation of Section 5 of the Securities Act of 1933. The selling stockholder advised us that it did not have an open position in the common stock covered by this prospectus at the time of its response to our inquiry.

         In order to comply with securities laws of some states, if applicable, the shares of our common stock may be sold only through registered or licensed broker-dealers.

         The selling stockholder will be subject to applicable provisions of the Securities Exchange Act of 1934 and its rules and regulations, including without limitation, Rule 102 under Regulation M. These provisions may limit the timing of purchases and sales of our common stock by the selling stockholder. Rule 102 under Regulation M provides, with limited exceptions, that it is unlawful for the selling stockholder or its affiliated purchaser to, directly or indirectly, bid for or purchase or attempt to induce any person to bid for or purchase, for an account in which the selling stockholder or affiliated purchaser has a beneficial interest in any securities that are the subject of the distribution during the applicable restricted period under Regulation M. All of the above may affect the marketability of our common stock.

         The selling stockholder may offer all of the shares of our common stock for sale immediately. Because it is possible that a significant number of shares could be sold at the same time under this prospectus, these sales, or that possibility, may have a depressive effect on the market price of our common stock.

         We will receive none of the proceeds from the sale of the shares of common stock by the selling stockholder, except upon exercise of the outstanding common stock purchase warrant.

         We will pay all costs and expenses incurred in connection with the registration under the Securities Act of 1933 of the shares of common stock offered by the selling stockholder, including all registration and filing fees, listing fees, printing expenses, and our legal and accounting fees. We estimate that these fees and expenses will total approximately $65,000. The selling stockholder will pay all of its own brokerage fees and commissions, if any, incurred in connection with the sale of its shares of common stock. In addition, we have agreed to indemnify the selling stockholder against certain liabilities, including liabilities under the Securities Act of 1933.

         We cannot assure you, however, that the selling stockholder will sell any of the shares of common stock it may offer.

                            DESCRIPTION OF SECURITIES

         Our authorized capitalization consists of 100,000,000 shares of common stock, par value $.01 per share. As of May 6, 2004, there were issued and outstanding:

         o    22,180,270 shares of common stock,

         o A secured convertible term note in the principal amount of $1,750,000, of which the principal, interest and any possible fees under the note may be converted into shares of common stock at a conversion price of $1.00 per share,

         o a common stock purchase warrant to purchase 300,000 shares of common stock at an average exercise price of $1.50 per share, and

         o stock options to purchase 2,205,000 shares of common stock at an average weighted price of $1.32 per share.

         The following summary of the important provisions of our common stock, secured convertible term note, common stock purchase warrant, articles of incorporation and by-laws is qualified by reference to the provisions of our articles of incorporation and by-laws and the forms of note and warrant incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

COMMON STOCK

         Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of our common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of our common stock are entitled to receive dividends ratably, if any, as may be declared from time to time by our board of directors out of funds legally available. Upon the liquidation, dissolution or winding up of the company, the holders of our common stock are entitled ratably to our net assets available after the payment of all liabilities. Holders of our common stock have no preemptive, subscription, redemption or conversion rights, and there are no redemption or sinking fund provisions applicable to the common stock. The outstanding shares of our common stock are validly issued, duly authorized, fully paid and non-assessable.

SECURED CONVERTIBLE TERM NOTE

         On March 24, 2004, we issued a secured convertible term note, which has a term of three years and accrues interest at the greater of the prime rate of interest, currently 4% per year (as published in the Wall Street Journal), or 4% per year. Interest is payable monthly in arrears commencing on May 1, 2004, and on the first day of each consecutive calendar month after that date. Monthly amortization payments commence on October 1, 2004, at the rate of $58,333.

         The interest rate is subject to reduction in .25% increments on a month-by-month basis if specified conditions are met, including that the shares of common stock underlying the conversion of the note and the common stock purchase warrant are registered with the SEC and whether and to what extent the average price of our common stock exceeds the fixed conversion price.

         The holder of the note has the option to convert all or a portion of the note (including principal, interest and penalties) into shares of common stock at any time, subject to specified limitations, at a fixed conversion price of $1.00 per share. The conversion price is subject to adjustment for stock splits, stock dividends and similar events. Our obligations under the note are secured by a first priority security interest in our assets.

         We have the option of prepaying the note by paying to the holder a sum of money equal to 120% of the principal amount of the note, together with accrued but unpaid interest and any and all other sums due, accrued or payable to the holder arising under the note outstanding on the day written notice of redemption is given to the holder. A notice of redemption shall not be effective with respect to any portion of the note for which the holder has a pending election to convert shares.

         The terms of the note prohibit conversion of the note to the extent that conversion of the note would result in the holder, together with its affiliates, beneficially owning in excess of 4.99% of our outstanding shares of common stock. A holder may waive the 4.99% limitation upon 75 days' prior written notice to us.

COMMON STOCK PURCHASE WARRANT

         The common stock purchase warrant entitles the holder of the warrant to purchase up to 300,000 shares of our common stock from March 24, 2004 to March 24, 2011. The exercise price per share for the warrant is as follows: (i) $1.25 for the first 100,000 shares, (ii) $1.50 for the next 100,000 shares, and (iii) $1.75 for the next 100,000 shares of common stock. The warrant may not be redeemed us.

         The warrant may be exercised upon surrender of the warrant certificate on or prior to the expiration date at our offices with the "Form of Subscription" on the reverse side of the warrant certificate filled out and executed as indicated, accompanied by payment of the full exercise price for the number of shares being exercised under the warrant. In addition to the use of cash, certified or official bank check as payment for the exercise of the warrant, the warrant holder may also exercise the warrant by surrendering that number of shares of common stock issuable under the warrant with a fair market value equal to the exercise price of the portion of the warrant to be exercised.

         The warrant contains provisions that protect the holder against dilution by adjustment of the purchase price in specified events, such as stock dividends, stock splits and similar events. The holder of the warrant will not possess any rights as a stockholder unless and until the holder exercises the warrant.

         We may at any time during the term of the warrant reduce the then current exercise price to any amount and for any period of time deemed appropriate by our board of directors. The warrant does not confer upon the holder any voting or any other rights as a stockholder.

         The terms of the warrant prohibit exercise of the warrant to the extent that exercise of the warrant would result in the holder, together with its affiliates, beneficially owning in excess of 4.99% of our outstanding shares of common stock. A holder may waive the 4.99% limitation upon 75 days' prior written notice to us.

REGISTRATION RIGHTS

         We have a registration rights agreements with the selling stockholder. All of the stock subject to the registration rights agreement is being registered in this prospectus in accordance with the terms of that agreement.

         In connection with the issuance of the secured convertible term note and the common stock purchase warrant described above, we agreed to file a "resale" registration statement with the SEC covering the shares of our common stock issuable upon the conversion of the note and exercise of the warrant. We are obligated to maintain the effectiveness of the "resale" registration statement from its effective date through and until all securities registered under the registration statement have been sold or are otherwise able to be sold under Rule 144(k), in which case we will no longer be required to keep the registration statement effective. We agreed to use our best efforts to have the "resale" registration statement declared effective by the SEC as soon as possible and, in any event, by July 22, 2004.

ANTI-TAKEOVER, LIMITED LIABILITY AND INDEMNIFICATION PROVISIONS

         Articles of Incorporation and By-laws. Pursuant to our articles of incorporation, our board of directors may issue additional shares of common stock. Any additional issuance of common stock could have the effect of impeding or discouraging the acquisition of control of us by means of a merger, tender offer, proxy contest or otherwise, including a transaction in which our stockholders would receive a premium over the market price for their shares, and thereby protects the continuity of our management. Specifically, if in the due exercise of its fiduciary obligations, the board of directors were to determine that a takeover proposal was not in our best interest, shares could be issued by our board of directors without stockholder approval in one or more transactions that might prevent or render more difficult or costly the completion of the takeover by:

         o diluting the voting or other rights of the proposed acquirer or insurgent stockholder group;

         o putting a substantial voting block in institutional or other hands that might undertake to support the incumbent board of directors; or

         o effecting an acquisition that might complicate or preclude the takeover.

         Our by-laws also allow our board of directors to fix the number of directors in the by-laws. Our stockholders do not have cumulative voting in the election of directors. The effect of these provisions may be to delay or prevent a tender offer or takeover attempt that a stockholder may determine to be in his or its best interest, including attempts that might result in a premium over the market price for the shares held by the stockholders.

         Nevada General Corporation Law. The Nevada General Corporation Law
(NGCL) generally provides that a "resident domestic corporation" shall not engage in any "business combination" with an "interested stockholder" for a period of three years following the date that such stockholder became an interested stockholder unless prior to such date the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder. After three years, a "resident domestic corporation" is only authorized to engage in a combination which was either authorized by the board prior to the three years, authorized by a majority of disinterested stockholders or meets various fair price criteria.

         For purposes of this statute, a "resident domestic corporation" is a domestic corporation that has 200 or more stockholders of record. An "interested stockholder" generally means any person that (i) is the beneficial owner, either directly or indirectly, of 10% or more of the voting power of the outstanding voting stock of the corporation or (ii) is an affiliate or associate of the corporation and was the beneficial owner, either directly or indirectly, of 10% or more of the voting power of the outstanding stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder. For purposes of this statute, an affiliate and associate of an interested stockholder is likewise considered to be an interested stockholder. The term "business combination" is broadly defined to include a wide variety of transactions, including mergers, consolidations, sales of 5% or more of a corporation's assets and various other transactions that may benefit an interested stockholder.

         The NGCL also prohibits an acquirer, under certain circumstances, from voting shares of a target corporation's stock after crossing certain threshold ownership percentages, unless the acquirer obtains the approval of the target corporation's stockholders. The relevant threshold ownership percentages of the voting power of the corporation in the election of directors are: one-fifth or more but less than one-third, one-third or more but less than a majority, and a majority or more. Once an acquirer crosses one of these thresholds, those shares acquired in an offer or acquisition and those shares acquired within the preceding ninety days become control shares and such control shares are deprived of the right to vote until disinterested stockholders restore the right. This provision will not apply if the articles of incorporation or bylaws of the target corporation in effect on the tenth day following the acquisition of a controlling interest provides that this provision does not apply.

         The NGCL also provides that, unless otherwise provided in the corporation's articles or bylaws in effect on the tenth day following the acquisition of a controlling interest, in the event control shares are accorded full voting rights and the acquirer has acquired a majority or more of all voting power, all other stockholders who do not vote in favor of authorizing voting rights for the control shares may dissent, in accordance with the Nevada statutory procedures dealing with dissenters' rights, and obtain payment of the fair value of their shares.

         This statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us.

         Limited Liability and Indemnification. Our articles of incorporation eliminates the personal liability of our directors and officers to us and our stockholders for damages for breach of any duty owed to us or our stockholders to the fullest extent permitted by law.

         Under Nevada law, a corporation may indemnify a director or officer if
(i) he or she is not liable pursuant to Section 78.138 of the NGCL for breaching fiduciary duties as an officer or director or where breach of duties involved intentional misconduct, fraud or a knowing violation of law, or (ii) acted in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

         Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the above provisions, we have been informed that, in the opinion of the SEC, that indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for our common stock is Interstate Transfer Company, Salt Lake City, Utah.

Market Information

         Our common stock is quoted on the OTC Bulletin Board under the symbol UNRG.OB.

                         SHARES ELIGIBLE FOR FUTURE SALE

         As of May 6, 2004, we had outstanding an aggregate of 22,180,270 shares of our common stock, assuming no exercises of outstanding warrants, stock options and other convertible securities. Upon conversion of the secured convertible term note and exercise of the common stock purchase warrant, the shares included in this prospectus will be freely tradeable without restriction or further registration under the Securities Act, unless they are purchased by our "affiliates," as that term is defined in Rule 144 under the Securities Act.

         The 22,180,270 outstanding shares of our common stock not included in this prospectus and the 2,500,000 shares included in this prospectus, as of May 6, 2003, will be eligible for sale in the public market as follows:

PUBLIC FLOAT

         As of May 6, 2004, the public float for our common stock consisted of 16,367,670 shares. These shares are freely tradeable without restriction or further registration under the Securities Act, unless they are purchased by our "affiliates," as that term is defined in Rule 144 under the Securities Act.

RULE 144

         In general, under Rule 144, as currently in effect, a person who has beneficially owned shares of our common stock for at least one year, including the holding period of prior owners other than affiliates, is entitled to sell within any three-month period a number of shares that does not exceed the greater of:

         o 1% of the number of shares of our common stock then outstanding, which equaled 221,802 shares as of May 6, 2004, or

         o the average weekly trading volume of our common stock on the OTC Bulletin Board during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale.

         Sales under Rule 144 are also subject to manner-of-sale provisions, notice requirements and the availability of current public information about us. In order to effect a Rule 144 sale of our common stock, our transfer agent will require an opinion from legal counsel. We may charge a fee to persons requesting sales under Rule 144 to obtain the necessary legal opinions.

         As of May 6, 2004, all of our shares of our common stock outstanding are available for sale under Rule 144.

RULE 144(K)

         Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the three months preceding a sale and who has beneficially owned shares for at least two years, including the holding period of certain prior owners other than affiliates, is entitled to sell those shares without complying with the manner-of-sale, public information, volume limitation or notice provisions of Rule 144. Our transfer agent will require an opinion from legal counsel to effect a Rule 144(k) transaction. We may charge a fee to persons requesting transactions under Rule 144(k) to obtain the necessary legal opinions. On May 14, 2004, 6,000,000 shares of our common stock, issued in an institutional private placement on May 14, 2002, will be eligible for sale under Rule 144(k).

EQUITY INCENTIVE PLAN

         As of May 6, 2004, stock options to purchase 2,205,000 shares of our common stock were outstanding under the 2001 Equity Incentive Plan. After this offering, we may determine to file a registration statement on Form S-8 under the Securities Act of 1933 covering shares of common stock reserved for issuance under our Equity Incentive Plan. Based on the number of stock options outstanding and shares reserved for issuance under our Equity Incentive Plan, the Form S-8 registration statement would cover 4,000,000 shares. The Form S-8 registration statement would become effective immediately upon filing. At that point, subject to the satisfaction of applicable exercisability periods and Rule 144 volume limitations applicable to affiliates, shares of our common stock to be issued upon exercise of outstanding stock options granted pursuant to our Equity Incentive Plan will be available for immediate resale in the public market.

                                  LEGAL MATTERS

         The validity of the shares of common stock offered in this prospectus will be passed upon for us by our counsel, Greenberg Traurig, LLP, New York, New York. A shareholder of that firm beneficially owns 15,000 shares of our common stock.

                                     EXPERTS

         Our financial statements as of March 31, 2003 and 2002, and for the years ended March 31, 2003 and 2002 included in this prospectus and in the registration statement have been audited by Grant Thornton LLP, independent public accountants, as stated in its report, appearing in this prospectus and in the registration statement and have been so included in reliance upon the report of such firm given upon its authority as experts in accounting and auditing.

                CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
                       ACCOUNTING AND FINANCIAL DISCLOSURE

         On August 13, 2003, we dismissed Grant Thornton, LLP as our independent public accountants. Grant Thornton had been previously engaged as the principal accountants to audit our financial statements. We have engaged the firm of Imowitz Koenig & Co., LLP, New York, New York, effective August 13, 2003, to act as our independent auditors for the fiscal year ended March 31, 2004.

         Grant Thornton's report on our financial statements for the past two years did not contain an adverse opinion or a disclaimer of opinion, and the report was not qualified or modified as to uncertainty, audit scope or accounting principles. The decision to change accountants was approved by our board of directors.

         During our two most recent fiscal years, and the subsequent interim periods, prior to August 13, 2003, there were no disagreements with Grant Thornton on any matter of accounting principles or practices, financial statement disclosure, auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Grant Thornton would have caused it to make reference to the subject matter of the disagreement in connection with its reports.

                   INDEX TO CONSOLIDATED FINANCIAL INFORMATION


Consolidated Financial Statements                                         Page

Consolidated balance sheets as of December 31, 2003 (Unaudited) and       F-2
March 31, 2003

Consolidated statements of operations for the three months and nine       F-3
  months ended December 31, 2003 (Unaudited) and 2002 (Unaudited)

Consolidated statement of stockholders' equity for the nine months        F-4
  ended December 31, 2003 (Unaudited)

Consolidated statements of cash flows for the nine months ended           F-5
 December 31, 2003 (Unaudited) and 2002 (Unaudited)

Notes to consolidated financial statements F-6-F-12

Reports of Independent Certified Public Accountants                   F-13- F-14

Consolidated Balance Sheets as of March 31, 2003 and 2002                 F-15

Consolidated Statements of Operations for the Years Ended                 F-16
March 31, 2003, 2002 and 2001
Consolidated Statements of Stockholders' Equity for the Years             F-17
Ended March 31, 2003, 2002 and 2001

Consolidated Statements of Cash Flows for the Years Ended                 F-18
March 31, 2003, 2002 and 2001

Notes to consolidated financial statements                             F-19-F-30

Schedule II - Schedule of Valuation and Qualifying Accounts               F-31

                      UNITED ENERGY CORP. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                                DECEMBER 31, 2003
                               AND MARCH 31, 2003

                                                                                       DECEMBER 31,      MARCH 31,
                                                                                           2003             2003
                                                                                     ----------------- ---------------
                                      ASSETS                                            (Unaudited)

CURRENT ASSETS:
       Cash and cash equivalents                                                     $    277,607        $2,120,942
       Accounts receivable, net of allowance for doubtful accounts of $66,488 and
           $48,113, respectively                                                          420,943            496,715
       Inventory, net of allowance of $16,290 and $16,290                                 222,252            211,344
       Note receivable, net of reserve of $40,857 and $30,000, respectively                64,808            149,034
       Prepaid expenses and other current assets                                           67,115           104,527
                                                                                     ------------        -----------
           Total current assets                                                         1,052,725          3,082,562

PROPERTY AND EQUIPMENT, net of accumulated depreciation and amortization of
           $191,744 and $92,883, respectively                                             377,729            268,597
OTHER ASSETS:
       Goodwill, net of accumulated amortization of $17,704 and $17,704,
           respectively                                                                    68,819             68,819
       Patents, net of accumulated amortization of $59,944 and $44,253,
           respectively                                                                   310,877            299,508
       Loans receivable                                                                     3,238              2,076
       Deposits                                                                            76,385             31,385
                                                                                     ------------        -----------
           Total assets                                                                $1,889,773        $ 3,682,947
                                                                                    =============        ===========

       LIABILITIES AND STOCKHOLDER'S EQUITY

CURRENT LIABILITIES:
       Accounts payable                                                               $   320,621       $    158,048
       Accrued expenses                                                                   184,978            334,198
       Due to related party                                                               244,141            244,141
                                                                                     ------------        -----------
           Total current liabilities                                                      749,740            736,387
       Asset retirement obligation                                                         30,000                 --
                                                                                     ------------        -----------
           Total liabilities                                                              779,740            736,387
STOCKHOLDERS' EQUITY
       Common stock; 100,000,000 shares authorized of $0.01 par
           22,180,270 shares issued and outstanding
                as of December 31, 203 and March 31, 2003                                 221,802            221,802
         Additional paid-in capital                                                    10,708,453         10,698,752
         Accumulated deficit                                                           (9,820,222)        (7,973,994)
                                                                                     ------------        -----------
           Total stockholders' equity                                                   1,110,033          2,946,560
                                                                                     ------------        -----------
           Total liabilities and stockholders' equity                               $   1,889,773        $ 3,682,947
                                                                                    =============        ===========


              The accompanying notes are an integral part of these
                          consolidated balance sheets.

                      UNITED ENERGY CORP. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                       FOR THE THREE AND NINE MONTHS ENDED
                           DECEMBER 31, 2003 AND 2002

                                                     FOR THE THREE MONTHS ENDED          FOR THE NINE MONTHS ENDED
                                                         ENDED DECEMBER 31,                  ENDED DECEMBER 31,
                                                   ------------------------------      -----------------------------
                                                        2003              2002             2003              2002
                                                             (UNAUDITED)                        (UNAUDITED)
REVENUES, net                                      $     91,120       $   792,092      $   786,262       $ 2,156,701

COST OF GOODS SOLD                                       38,054           431,383          396,380         1,284,503
                                                   ------------       -----------      -----------       -----------

Gross profit                                             53,066           360,709          389,882           872,198
                                                   ------------       -----------      -----------       -----------
OPERATING EXPENSES:
     General and administrative                         558,453           901,681        2,025,278         2,388,853
     Oil well operating and maintenance cost-net         11,795                 -          102,662                 -
     Depreciation, amortization and depletion            39,447            24,780          114,403            57,817
                                                   ------------       -----------      -----------       -----------
         Total operation expenses                       609,695           926,461        2,242,343         2,446,670
                                                   ------------       -----------      -----------       -----------
         Loss from operations                          (556,629)         (565,752)      (1,852,461)       (1,574,472)
                                                   ------------       -----------      -----------       -----------
OTHER INCOME (EXPENSE), net:
     Interest income                                      1,254            15,250            8,523            51,374
     Interest expense                                      (588)             (144)          (2,290)           (1,312)
                                                   ------------       -----------      -----------       -----------
         Total other income (expense), net                  666            15,106            6,233            50,062
                                                   ------------       -----------      -----------       -----------

         Net loss                                     $(555,963)        $(550,646)     $(1,846,228)      $(1,524,410)
                                                   ============       ===========      ===========       ===========

BASIC AND DILUTED LOSS PER SHARE                         $(0.03)           $(0.02)          $(0.08)           $(0.07)
                                                   ============       ===========      ===========       ===========
WEIGHTED AVERAGE NUMBER OF SHARES,
     Basic and diluted                               22,180,270        22,180,270       22,180,270        21,220,270
                                                   ============       ===========      ===========       ===========


  The accompanying notes are an integral part of these consolidated statements.

                      UNITED ENERGY CORP. AND SUBSIDIARIES
                  CONSOLIDATED STATEMENT OF STOCKHOLDERS EQUITY
             FOR THE NINE MONTHS ENDED DECEMBER 31, 2003 (UNAUDITED)

                                                                      ADDITIONAL
                                              COMMON STOCK             PAID-IN         ACCUMULATED
                                         SHARES       AMOUNT           CAPITAL           DEFICIT              TOTAL
                                      ----------    -----------       -----------      -----------         ----------
BALANCE, March 31, 2003               22,180,270        $221,802      $10,698,752      $(7,973,994)        $2,946,560

Options granted in consideration
   for services                                _               _            9,701                -              9,701

Net loss                                       -               -                -       (1,846,228)        (1,846,228)
                                     --------------------------------------------------------------------------------

BALANCE, December 31, 2003            22,180,270        $221,802      $10,708,453      $(9,820,222)        $1,110,033
                                     ================================================================================


                      UNITED ENERGY CORP. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                NINE MONTHS ENDED
                           DECEMBER 31, 2003 AND 2002

                                                                               FOR THE NINE MONTHS ENDED
                                                                                      DECEMBER 31,
                                                                            ---------------------------------
                                  ASSETS                                         2003             2003
                                                                            ---------------- ----------------
                                                                                      (Unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES:
       Net loss                                                             $  1,846,228      $(1,524,410)
Adjustments to reconcile net loss to net cash used in operating activities
       Depreciation and amortization                                             114,403           57,817
       Options granted in consideration for services                               9,700            -

Changes in operating assets and liabilities
       Decrease (increase) in accounts receivable, net                            75,772         (681,547)
       (Increase) decrease in inventory, net                                     (10,908)          91,015
       Decrease in note receivable, net                                           84,226                -
       Decrease in prepaid expenses                                               37,412            3,952
       Increase in deposits                                                      (45,000)          (1,041)
       Increase in related party payable                                               -          102,654
       Increase (decrease) in accounts payable and accrued expenses                13,353       ( 193,904)
                                                                            -------------    -------------

           Net cash used in operating activities                              (1,567,270)      (2,145,464)
                                                                            -------------    -------------

CASH FROM INVESTING ACTIVITIES:
       Payments on loans receivable                                               (1,162)        (119,255)
       Payments for patents                                                      (97,060)         (84,987)
       Payments for acquisition of property and equipment                       (177,843)        (317,542)
                                                                            -------------    -------------
         Net cash used in investing activities                                  (276,065)        (521,784)
                                                                            -------------    -------------

CASH FLOWS FROM FINANCING ACTIVITIES:
       Payments of line of credit                                                      -         (150,000)
       Payments of private placement costs                                             -         (484,200)
       Proceeds from issuance of common stock                                          -        6,000,000
                                                                            -------------    -------------
         Net cash provided by financing activities                                     -        5,365,800
                                                                            -------------    -------------

       Net (decrease) increase in cash and cash equivalents                   (1,843,335)       2,698,552

CASH AND CASH EQUIVALENTS, beginning of period:                                2,120,942          198,412
                                                                            -------------    -------------
CASH AND CASH EQUIVALENTS, end of period:                                   $    277,607     $  2,896,964
                                                                            =============    =============

SUPPLEMENTAL DISCLOSURES OF CASH FLOW
       Cash paid during the period
         Interest                                                           $      2,290     $      1,926
                                                                            =============    =============
         Income taxes                                                       $      2,154     $        800
                                                                            =============    =============


   The accompanying notes are an integral part of these consolidated balance sheets.

                               UNITED ENERGY CORP.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          DECEMBER 31, 2003 (UNAUDITED)

1.       BASIS OF PRESENTATION AND GOING CONCERN

         The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and notes required by generally accepted accounting principles for complete financial statements. In the opinion of management, the unaudited interim financial statements furnished herein include all adjustments necessary for a fair presentation of the Company's financial position at December 31, 2003 (unaudited) and the results of its operations for the three months and nine months ended December 31, 2003 and 2002 (unaudited) and cash flows for the nine months ended December 31, 2003 and 2002(unaudited). All such adjustments are of a normal and recurring nature. Interim financial statements are prepared on a basis consistent with the Company's annual financial statements. Results of operations for the three months and nine months ended December 31, 2003 are not necessarily indicative of the operating results that may be expected for the year ending March 31, 2004.

         The consolidated balance sheet as of March 31, 2003 has been derived from the audited financial statements at that date but does not include all of the information and notes required by accounting principles generally accepted in the United States for complete financial statements.

         For further information, refer to the consolidated financial statements and notes thereto included in the Company's Annual Report on Form 10-K, as amended.

         Going Concern - During the past two fiscal years ended March 31, 2003 and 2002, the Company has recorded aggregate losses from operations of $4,193,576 and has incurred total negative cash flow from operations of $3,033,650 for the same two-year period. During the nine months ended December 31, 2003 the Company experienced a net loss from operations of $1,846,228 and negative cash flow from operating activities of $1,567,270. These matters raise substantial doubt about the Company's ability to continue as a going concern. The Company's consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

         Liquidity - The Company's continued existence is dependent upon several factors, including increased sales volume, collection of existing receivables and the ability to achieve profitability from the sale of the Company's product lines. The Company is seeking additional sources of equity or debt financing and expects to complete and fund a transaction in the next month. In order to increase its cash flow, the Company is continuing its efforts to stimulate sales and cut back expenses not directly supporting its sales and marketing efforts.

2.       SEGMENT INFORMATION

         Under the provision of SFAS No. 131, the Company's activities fall within two operating segments: Graphic Arts and Specialty Chemicals. The following tables set forth the Company's industry segment information for the three months and nine months ended December 31, 2003 and 2002.

                               UNITED ENERGY CORP.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)

         The Company's total revenues and net loss by segment for the three month period ended December 31, 2003 and identifiable assets as of December 31, 2003, are as follows:

                                                                      SPECIALTY
                                                   GRAPHIC ARTS       CHEMICALS        CORPORATE         TOTAL
                                                   ------------       ----------      -----------     -----------

Revenues                                           $        310       $   90,810      $        --     $    91,120
                                                   ============       ==========      ===========     ===========
Gross profit                                       $        133       $   52,933      $        --     $    53,066
General and administrative                               42,963          208,459          307,031         558,453
Oil well operating and maintenance cost-net                  --           11,795               --          11,795
                                                             --           35,058            4,389          39,447
Depreciation, amortization and depletion
Interest income                                              --               --           (1,254)         (1,254)
Interest expense                                             --               36              552            588
                                                   ------------       ----------      -----------     -----------
     Net loss                                      $    (42,830)      $ (202,415)     $  (310,718)    $  (555,963)
                                                   ============       ==========      ===========     ===========
Cash and cash equivalents                          $        --        $       --      $   277,607     $   277,607
Accounts receivable, net                                363,020           57,923               --         420,943
Inventory, net                                           26,162          196,090               --         222,252
Note receivable, net                                     64,808               --               --          64,808
Prepaid expenses                                             --               --           67,115          67,115
Property and equipment, net                                  --          341,520           36,209         377,729
Goodwill, net                                                --           68,819               --          68,819
Patents, net                                                 --          310,877               --         310,877
Loans receivable, net                                        --               --            3,238           3,238
Deposits                                                     --               --           76,385          76,385
                                                   ------------       ----------      -----------     -----------
     Total assets                                  $    453,990       $  975,229      $   460,554     $ 1,889,773
                                                   ============       ==========      ===========     ===========


         The Company's total revenues and net income (loss) by segment for the nine month period ended December 31, 2003, are as follows:



                                                                      SPECIALTY
                                                   GRAPHIC ARTS       CHEMICALS        CORPORATE         TOTAL
                                                   ------------       ----------      -----------     -----------

Revenues                                           $    485,667       $  300,595      $        --     $   786,262
                                                   ============       ==========      ===========     ===========
Gross profit                                       $    244,363       $  145,519      $        --     $   389,882
General and administrative                              153,038          848,825        1,023,415       2,025,278
Oil well operating and maintenance cost-net                  --          102,662               --         102,662
Depreciation, amortization and depletion                     --          101,239           13,164         114,403
Interest income                                              --               --           (8,523)         (8,523)
Interest expense                                             --              149            2,141           2,290
                                                   ------------       ----------      -----------     -----------
     Net income (loss)                             $     91,325         (907,356)     $(1,030,197)    $(1,846,228)
                                                   ============       ==========      ===========     ===========


                               UNITED ENERGY CORP.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)

         The Company's total revenues and net income (loss) by segment for the three month period ended December 31, 2002 and identifiable assets as of December 31, 2002, are as follows:


                                                                           SPECIALTY
                                                         GRAPHIC ARTS      CHEMICALS          CORPORATE          TOTAL
                                                         ------------      ---------          ---------          -----

Revenues                                                $      709,237      $    82,855     $       --        $    792,092
                                                        ==============     ============     ===========       =============
Gross profit                                            $      316,048      $    44,661     $        --       $    360,709
General and administrative                                      42,196          430,973         428,512            901,681
Depreciation and amortization                                       --           21,385           3,395             24,780
Interest income                                                                                 (15,250)           (15,250)
Interest expense                                                   144               --              --                144
                                                        --------------      -----------     -----------       ------------

     Net income (loss)                                  $      273,708      $  (407,697)    $  (416,657)      $   (550,646)
                                                        ==============     ============     ===========       =============

Cash and cash equivalents                               $                   $               $ 2,896,964       $  2,896,964
                                                                    --               --
Accounts receivable, net                                       833,113           66,538              --            899,651
Inventory, net                                                  41,333          155,509              --            196,842
Loans receivable, net                                               --          108,447          10,808            119,255
Prepaid expenses                                                    --           80,884          32,291            113,175
Property and equipment, net                                         --          236,223          50,484            286,707
Goodwill, net                                                       --           68,819              --             68,819
Patents, net                                                        --          203,796              --            203,796
Other assets                                                        --               --           2,903              2,903
                                                        --------------      -----------     -----------       ------------
Total assets                                            $      874,446      $   920,216     $ 2,993,450       $  4,788,112
                                                        ==============     ============     ===========       =============


         The Company's total revenues and net income (loss) by segment for the nine month period ended December 31, 2002, are as follows:

                                                                           SPECIALTY
                                                         GRAPHIC ARTS      CHEMICALS          CORPORATE          TOTAL
                                                         ------------      ---------          ---------          -----

Revenues                                                $    1,699,159      $   457,542     $        --       $  2,156,701


Gross profit                                            $      647,469      $   224,729     $        --       $    872,198

General and administrative                                     138,279        1,238,563       1,012,011          2,388,853
Depreciation and amortization                                       --           49,619           8,198            57,817
Interest income                                                     --               --         (51,374)           (51,374)
Interest expense                                                 1,312               --              --              1,312
                                                        --------------      -----------     -----------       ------------
     Net income (loss)                                  $      507,878      $(1,063,453)    $  (968,835)      $ (1,524,410)
                                                        ==============    =============     ============      =============


3. ACQUISITION OF OIL WELL LEASES

         On April 4, 2003, the Company purchased oil leases for six oil wells in Laramie County, Wyoming (the "Wyoming Wells") for an aggregate purchase price of $97,616. In addition to operating the wells, the Company used the wells to test its products. During the nine months ended December 31, 2003, the Wyoming Wells produced oil which generated $34,636 in revenues and incurred operating costs and start-up maintenance and repair costs of $137,298, much of which is expected to be non-recurring. The Company has capitalized $17,419 for the oil leases and $71,429 for equipment, net of depreciation, amortization and depletion at December 31, 2003. The Company recorded an asset retirement obligation of $30,000 to cover the cost of capping the wells in accordance with SFAS No. 143, "Accounting for Asset Retirement Obligations." The Company maintains a refundable, interest-bearing deposit of $75,000 with the State of Wyoming to cover the costs of eventual capping the wells in the event they are no longer operated or abandoned.

4.       NEW ACCOUNTING PRONOUNCEMENTS

         In June 2002, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 146, "Accounting for Exit or Disposal Activities." SFAS No. 146 requires that the liability for costs associated with an exit or disposal activity be recognized at their fair values when the liabilities are incurred. Under previous guidance, liabilities for certain exit costs were recognized at the date that management committed to an exit plan, which is generally before the actual liabilities are incurred. SFAS No. 146 is effective prospectively for exit or disposal activities initiated after December 31, 2002. This statement had no effect on the Company's consolidated financial statements.

         In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure." This statement amends the disclosure and certain transition provisions of Statement 123, "Accounting for Stock-Based Compensation." Its disclosure provisions, which apply to all entities with employee stock-based compensation, are effective for fiscal years ending after December 15, 2002. SFAS 148:

      o requires all entities with stock-based employee compensation arrangements to provide additional disclosures in their summary of significant accounting policies note for entities that use the intrinsic value method of APB No. 25, "Accounting for Stock Issued to Employees", to account for employee stock compensation for any period presented, their accounting policies note should include a tabular presentation of pro forma net income and earnings per share using the fair value method.

      o permits entities changing to the fair value method of accounting for employee stock compensation to choose from one of three transition methods - the prospective method, the modified prospective method, or the retroactive restatement method. The prospective transition method, however, will not be available for entities that initially apply the fair value method in fiscal years beginning after December 15, 2003.

      o requires interim-period pro forma disclosures if stock-based compensation is accounted for under the intrinsic value method in any period presented. The Company does not currently expect the adoption of this statement to have a material impact on its financial statements.

         In November 2002, the FASB issued Interpretation No. 45, "Guarantors' Accounting and Disclosure Requirements for Guarantees, Including Indirect Guaranties of Indebtedness of Others." The Interpretation elaborates on the disclosures to be made by a guarantor in its financial statements about its obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. This Interpretation does not prescribe a specific approach for subsequently measuring the guarantor's recognized liability over the term of the related guarantee. The disclosure provisions of this Interpretation were effective for the Company's March 31, 2003 consolidated financial statements. The initial recognition and initial measurement provisions of this Interpretation are applicable on a prospective basis to guarantees issued or modified after March 31, 2003. This Interpretation had no effect on the Company's consolidated financial statements.

         In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities." This Interpretation clarifies the application of existing accounting pronouncements to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The provisions of the Interpretation are immediately effective for all variable interests in variable interest entities created after January 31, 2003, and the Company will need to apply its provisions to any existing variable interests in variable interest entities no later than July 1, 2003. This Interpretation had no effect on the Company's consolidated financial statements.

5.       RELATED-PARTY TRANSACTIONS

         Martin Rappaport, a significant shareholder and director of the Company, owns the property from which the Company leases the 9,600 square foot facility it occupies in Secaucus, New Jersey. The Company pays approximately $100,000 per year under the lease, excluding real estate taxes. We believe that the lease is at fair market value with comparable leases for similar facilities.

6.       STOCK-BASED COMPENSATION

         At December 31, 2003, the Company has stock-based compensation plan. As permitted by SFAS No.123, "Accounting for Stock Based Compensation", the Company accounts for stock-based compensation arrangements with employees in accordance with provisions of Account Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees." Compensation expense for stock options issued to employees is based on the difference on the date of grant, between the fair value of the Company's stock and the exercise price of the option. There was no stock-based employee compensation charged to expense for the nine months ended December 31, 2003 and 2002. The Company accounts for equity instruments issued to non-employees in accordance with the provisions of SFAS No.123 and Emerging Issues Task Force (EITF) Issue No. 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction With Selling, Goods or Services." All transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable. Stock-based compensation for non-employees was $9,700 and $0 for the nine months ended December 31, 2003 and 2002, respectively.

                               UNITED ENERGY CORP.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)

         The following table illustrated the effect on net loss and loss per share if the Company had applied the fair value recognition provisions of SFAS No. 123 to all stock-based compensation:


                                                  For the Three Months                 For the Nine Months
                                                  Ended December 31,                   Ended December 31,
                                                  2003            2002                 2003               2002
                                                ----------------------                 -----------------------

Net Loss  as reported                           $(555,963)     $(550,646)           $(1,846,228)        $(1,524,410)

Deduct:
Total stock based employee compensation
Expense determined under fair value based
method for all awards                            (144,823)       (23,892)            (1,312,836)         (1,182,658)
                                                 --------        -------             ----------          ----------

Proforma loss                                   $(700,786)     $(574,538)           $(3,159,064)        $(2,707,068)
                                                 --------        -------             ----------          ----------

Basic and diluted loss per common share

As reported                                     $(0.03)          $(0.02)           $(0.09)              $(0.07)

Pro forma                                       $(0.03)          $(0.03)           $(0.14)              $(0.13)


7.       COMMITMENTS AND CONTINGENCIES

         The Company and its subsidiaries, in the normal course of their respective businesses, are parties to certain litigation. In the opinion of the Company's management, settlements of litigation will not have a material adverse effect on the Company's results of operations, financial position or cash flows.

Texas Oil Field Accident

         On October 29, 2002, an accident occurred at an oil well site near Odessa, Texas, where the Company's equipment and products were being used in the treatment of an oil well. Three lawsuits were commenced against the Company in Texas state court in Crane County, arising from this incident and one additional claim, though not formally commenced, was asserted. The insurance companies involved have settled all of the claims and the Company has paid only $15,000 in legal out of pocket fees relating to these claims.

         In addition to the above-described litigation, OSHA commenced an investigation into the accident. On April 8, 2003, OSHA issued its Citation and Notification of Penalty which found that the Company had committed violations of certain applicable rules, including having failed to provide at or in proximity to the site a person or persons adequately trained to render first aid with adequate first aid supplies available and having failed to develop, implement or maintain at the site a written hazard communication program describing how safety criteria will be met. OSHA proposed a fine of $3,000 for these violations, which the Company has paid.

Litigation Concerning A Former Employee

         On or about May 16, 2003, the Company commenced an action against Jon Hebert, a former employee of the Company in the United States District Court for the District of New Jersey (the "Herbert Action"), seeking preliminary and permanent injunctive and other relief for violations by Mr. Hebert of employment and non-disclosure agreements between him and the Company, resulting in alleged disclosures by Hebert of the Company's confidential and proprietary information and wrongful solicitation of the Company's customers. The Company alleges that sales of products manufactured or distributed by Hebert's new employer may, in addition, infringe the Company's patents. After a hearing on the Company's motion for a preliminary injunction, the Court denied the motion, but ordered expedited proceedings in the matter.

         On or about May 27, 2003, Mr. Hebert's current employer, Fluid Sciences, L.L.C., commenced two actions against the Company and one of its wholly-owned subsidiaries, Nor Industries, Inc. One of the actions was commenced in the 15th Judicial District Court, Lafayette Parish, Louisiana ("Fluid Sciences Action #1). This action seeks a declaratory judgment that the agreements between the Company and Mr. Hebert are not enforceable against Fluid Sciences, L.L.C as a matter of Louisiana's public policy and laws. In addition the action seeks judgment that the Company's efforts to enforce its agreements with Mr. Hebert are in restraint of trade and constitute unfair competition entitling Fluid Sciences, L.L.C. to injunctive relief and damages. In June, 2003, the Company removed this action to the United States District Court for the Western District of Louisiana. In October 2003, the action was administratively stayed pending the outcome of the action described in the preceding paragraph which was brought in the United States District Court for the District of New Jersey by the Company against Mr. Hebert.

         On or about May 27, 2003, a second action was commenced in the United States District Court for the Western District of Louisiana, entitled Fluid Sciences, L.L.C. v. United Energy Corp. and Nor Industries, Inc (Fluid Sciences Action #2). The complaint in this action alleges that Fluid Sciences is entitled to a declaratory judgment that its products do not infringe on the patents of the Company. The Company and its subsidiary intend vigorously to defend the litigation brought by Fluid Sciences, L.L.C.

         The parties to the Herbert Action and to Fluid Sciences Actions #1 and 2 have orally agreed, in principle, to settle and discontinue all of the actions without any further cost to any of the parties. While the specific terms of the settlements have not yet been finally established, the Company does not anticipate that any such litigation will have an adverse affect upon the Company. Included in these settlement negotiations are clear promises from Fluid Sciences, L.L.C. and Jon Herbert that there will be no further violations of any company patents.

Sales Commission Claim

On or about July 26, 2002, an action was commenced against the Company in the Court of Common Pleas of South Carolina, Pickens County, brought by Quantum International Technology, LLC and Richard J. Barrett. Plaintiffs allege that they were retained as the sales representative to the Company and in that capacity made sales of the Company's products to the United States government and to commercial entities. Plaintiffs further allege that the Company failed to pay to plaintiffs agreed commissions at the rate of 20% of gross sales of the Company's products made by plaintiffs. The complaint seeks an accounting, compensatory damages in the amount of all unpaid commissions plus interest thereon, punitive damages in an amount treble the compensatory damages, plus legal fees and costs. Plaintiffs maintain that they are entitled to receive an aggregate of approximately $350,000 in compensatory and punitive damages, interest and costs. In June 2003, the action was transferred from the court in Pickens County to a Master in Equity sitting in Greenville, South Carolina and was removed from the trial docket. The action, if tried, will be tried without a jury. No trial date has been scheduled. The Company believes it has meritorious defenses to the claims asserted in the action and intends vigorously to defend the case. The Company also believes that the actual amount of damages will be under $10,000.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors of United Energy Corporation:

We have audited the accompanying consolidated balance sheets of United Energy Corporation (a Nevada corporation) and subsidiaries as of March 31, 2003 and 2002 and the related consolidated statements of income, cash flows and stockholders' equity for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of United Energy Corporation and subsidiaries as of March 31, 2003 and 2002 and the consolidated results of their operations and their consolidated cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

We have also audited the schedule II for the years ended March 31, 2003 and 2002. In our opinion, this schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information therein.

/s/ GRANT THORNTON LLP
New York, New York
May 27, 2003 (except with respect to the matters discussed in Note 6, as to which the date is June 18, 2003)

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of United Energy Corp.:

We have audited the accompanying consolidated balance sheets of United Energy Corp. (a Nevada corporation) and subsidiaries as of March 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Subsequent to the issuance of its March 31, 2001 financial statements, the Company recorded compensation for the executives' services that were contributed by management in the amount of $250,000 for each fiscal year commencing in 1996. In addition, certain other adjustments were reflected, as discussed in Note 14. None of these adjustments impacted working capital or total stockholders' equity. The financial statements presented have been revised to reflect the above.

Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule of valuation and qualifying accounts - Schedule II of this Form 10-K/A for the three years ended March 31, 2001 is presented for the purpose of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

\s\ ARTHUR ANDERSEN LLP
New York, New York

June 12, 2001 (except with respect to the matters discussed in Note 14, as to which the date is July 20, 2001, respectively).

This Report of Independent Certified Public Accountants is a copy of a previously issued Arthur Anderson LLP ("Anderson") report and has not been reissued by Anderson. The inclusion of this previously issued Anderson report is pursuant to the "Temporary Final Rule and Final Rule: Requirements for Arthur Anderson LLP Auditing Clients," issued by the U.S. Securities Exchange and Exchange Commission in March 2002. Note that this previously issued Anderson report includes references to certain fiscal years, which are not required to be presented in the accompanying consolidated financial as of and for the fiscal years ended March 31, 2003.

                      UNITED ENERGY CORP. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS
                             MARCH 31, 2003 AND 2002

                                                                                              2003               2002
                                                                                              ----               ----

                                               ASSETS

CURRENT ASSETS:
     Cash and cash equivalents....................................................      $   2,120,942     $     198,412
     Accounts receivable, net of allowance for doubtful accounts of
         $48,113 and $4,795, respectively.........................................            496,715           218,104
     Inventory, net of allowance of $16,290 and $16,290, respectively...........              211,344           287,857
     Note receivable, net of reserve of $30,000...................................            149,034                --
     Prepaid expenses and other current assets....................................            104,527           117,127
                                                                                        -------------     -------------
              Total current assets ...............................................          3,082,562           821,500
PROPERTY AND EQUIPMENT, net of accumulated depreciation and
     amortization of $92,883 and $23,507, respectively............................            268,597            16,883
OTHER ASSETS:
     Goodwill, net of accumulated amortization of $17,704 and $17,704, respectively            68,819            68,819
     Patent, net of accumulated amortization of $44,253 and $30,148 respectively..            229,508           128,908
     Loan receivable..............................................................              2,076                --
     Deposits ....................................................................             31,385             1,862
                                                                                        -------------     -------------
              Total assets........................................................      $   3,682,947     $   1,037,972
                                                                                        =============     =============

                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
     Revolving line of credit.....................................................      $          --     $     150,000
     Accounts payable.............................................................            158,048           600,850
     Accrued expenses.............................................................            334,198            10,875
     Due to related parties.......................................................            244,141           141,487
                                                                                        -------------     -------------
              Total current liabilities...........................................            736,387           903,212
                                                                                        -------------     -------------

COMMITMENTS AND CONTINGENCIES (Note 6)

STOCKHOLDERS' EQUITY:
     Common stock: $0.01 par value 100,000,000 shares authorized; 22,180,270 and 16,180,270 shares issued and ......outstanding as of March 31, 2003
         and 2002, respectively.................................................              221,802           161,802
     Additional paid-in capital ................................................           10,698,752         5,117,952
     Accumulated deficit........................................................           (7,973,994)       (5,144,994)
                                                                                        -------------     -------------
              Total stockholders' equity........................................            2,946,560           134,760
                                                                                        -------------     -------------
              Total liabilities and stockholders' equity .......................        $   3,682,947     $   1,037,972
                                                                                        =============     =============

              The accompanying notes are an integral part of these
                          consolidated balance sheets.

                      UNITED ENERGY CORP. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                FOR THE YEARS ENDED MARCH 31, 2003, 2002 AND 2001

                                                                            2003              2002              2001
                                                                            ----              ----              ----

REVENUES, net.................................................         $   2,232,626    $   1,387,851     $   3,482,915
COST OF GOODS SOLD............................................             1,332,791          756,391         2,325,652
                                                                       -------------    -------------     -------------
   Gross profit...............................................               899,835          631,460         1,157,263
                                                                       -------------    -------------     -------------

OPERATING EXPENSES:
   Selling, general and administrative........................             3,627,983        1,763,446         1,052,790
   Executive services contributed by management...............                    --          187,500           250,000
    Depreciation and amortization.............................                83,481           20,031            16,572
                                                                       -------------    -------------     -------------
           Total operating expenses...........................             3,711,464        1,970,977         1,319,362
           Loss from operations...............................            (2,811,629)      (1,339,517)         (162,099)
                                                                       -------------    -------------     -------------

OTHER INCOME (EXPENSE):
   Interest income............................................                59,377            1,792             1,581
   Interest expense...........................................                (1,748)          (6,200)          (11,817)
   Legal settlement...........................................               (75,000)         (20,651)         (231,981)
                                                                       -------------    -------------     -------------
           Total other income (expense).......................               (17,371)         (25,059)         (242,217)
                                                                       -------------    -------------     -------------
           Net loss...........................................         $  (2,829,000)   $  (1,364,576)    $    (404,316)
                                                                       =============    =============     =============

BASIC AND DILUTED LOSS PER SHARE:

           Total basic and diluted loss per share.............         $       (0.13)   $       (0.09)    $       (0.03)
                                                                       =============    =============     =============
WEIGHTED AVERAGE NUMBER OF SHARES
   OUTSTANDING, basic and diluted.............................            21,456,982       16,022,325        15,830,270
                                                                        =============    =============     =============

                 The accompanying notes are an integral part of
                         these consolidated statements.

                      UNITED ENERGY CORP. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
               FOR THE YEARS ENDED MARCH 31, 2003, 2002, AND 2001


                                                            ADDITIONAL         STOCK
                                       COMMON STOCK           PAIN-IN       SUBSCRIPTION      ACCUMULATED
                                   SHARES       AMOUNT        CAPITAL        RECEIVABLE         DEFICIT           TOTAL
                                   ------       ------        -------        ----------         -------           -----

BALANCE, March 31, 2000.........   15,830,270      158,302     3,792,052           (25,000)       (3,376,102)      549,252
Executive services  contributed
    by management...............           --           --       250,000                 --               --       250,000
Net loss........................           --           --            --                 --         (404,316)     (404,316)
                                   ----------      -------     ---------            --------     ------------   -----------
BALANCE, March 31, 2001.........   15,830,270      158,302     4,042,052           (25,000)       (3,780,418)      394,936
Common stock issued for
    conversion of due to
    shareholder.................      250,000        2,500       347,500                 --               --       350,000
Write-off of subscription
    receivable..................                                 (25,000)            25,000               --            --
Common stock issued for
    services received...........      100,000        1,000       110,000                 --               --       111,000
Options granted in
    consideration  for
    consulting services.........                                 455,900                                           455,900
Executive services contributed
    by management...............           --           --       187,500                 --               --       187,500
Net loss........................           --           --            --                 --       (1,364,576)   (1,364,576)
                                   ----------      -------     ---------            --------     ------------   -----------
BALANCE, March 31, 2002            16,180,270      161,802      5,117,952                --       (5,144,994)      134,760
Common stock issued for
        Private placement           6,000,000       60,000      5,940,000                --                --    6,000,000
Options granted in
    consideration for services             --           --        125,000                --                --      125,000
Private placement costs                    --           --      (484,200)                --                --     (484,200)
Net loss........................           --           --            --                 --      (2,829,000)    (2,829,000)
                                   ----------      -------     ---------            --------     ------------   -----------
BALANCE, March 31, 2003            22,180,270      221,802     10,698,752                --      (7,973,994)     2,946,560
                                   ==========      =======     ==========                         ==========     =========


 The accompanying notes are an integral part of these consolidated statements.

                      UNITED ENERGY CORP. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                FOR THE YEARS ENDED MARCH 31, 2003, 2002 AND 2001

                                                                            2003              2002              2001
                                                                       -------------    -------------     -------------

CASH FLOWS FROM OPERATING ACTIVITIES:
   Net loss...................................................         $  (2,829,000)   $  (1,364,576)    $    (404,316)
   Adjustments to reconcile net loss to net cash
       provided by (used in) operating activities-
       Depreciation and amortization..........................                83,481           20,031            16,572
       Non-cash consulting expense............................                    --          111,000                --
       Options granted in consideration for services..........               125,000          455,900                --
       Executive services contributed by management...........                    --          187,500           250,000
   Changes in operating assets and liabilities-
       (Increase) decrease in accounts receivable, net........              (427,645)         752,329          (524,484)
       Decrease (increase) in inventory.......................                76,513         (166,104)          470,532
       Decrease (increase) in prepaid expenses................                19,423           (5,649)               --
       Increase in deposits...................................               (29,723)            (277)               --
       Increase in related party payable......................               102,654               --                --
       (Decrease) increase in accounts payable and accrued
           expenses...........................................              (119,479)         (25,028)          251,578
                                                                       -------------    -------------     -------------
           Net cash (used in) provided by operating activitie             (2,998,776)         (34,874)           59,882
CASH FLOWS FROM INVESTING ACTIVITIES:
   Payments for loans receivable..............................                (8,699)              --                --
   Payments for acquisition of property and equipment.........              (321,090)         (13,409)               --
   Payments for patent........................................              (114,705)              --            (8,789)
                                                                       -------------    -------------     -------------
           Net cash used in investing activities..............              (444,494)         (13,409)           (8,789)
                                                                       -------------    -------------     -------------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Payments on line of credit.................................              (150,000)              --          (165,697)
   Proceeds from line of credit...............................                    --          150,000           160,000
   Payments of private placement costs .......................              (484,200)              --             5,291
   Proceeds from issuance of common stock.....................             6,000,000               --                --
                                                                       -------------    -------------     -------------
           Net cash provided by (used in) financing activities             5,365,800          150,000              (406)
           Net increase in cash and cash equivalents..........             1,922,530          101,717            50,687
CASH AND CASH EQUIVALENTS, beginning of year..................               198,412           96,695            46,008
                                                                       -------------    -------------     -------------
CASH AND CASH EQUIVALENTS, end of year........................         $   2,120,942    $     198,412     $      96,695
                                                                       =============    =============     =============
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
   INFORMATION:
   Cash paid during the year for-
       Interest...............................................         $       2,361    $       6,266     $      11,198
       Income taxes...........................................                   800              720             5,066

   Conversion of account receivable into Note receivable......         $     179,034    $          --     $          --
   Conversion of accounts due to a shareholder into
       common stock...........................................         $          --    $     350,000     $          --


 The accompanying notes are an integral part of these consolidated statements.

                      UNITED ENERGY CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          MARCH 31, 2003 2002 AND 2001

1.       DESCRIPTION OF BUSINESS

         United Energy Corp. ("United Energy" or the "Company") considers its primary business focus to be the development, manufacture and sale of environmentally friendly specialty chemical products, in particular its KH-30(R) and KX-91(R) oil well cleaners and KH-30S drag reducer products.

         Green Globe is operated as a separate subsidiary of United Energy and sells its products under the tradename Qualchem(TM). Green Globe gives United Energy access to the chemistry and product lines of Green Globe which include environmentally friendly paint strippers and cleaners, many of which have been qualified for use by the U.S. Military. Green Globe developed a dual package of cleaning and drying "wipes" which produce a clear, non-reflective coating on glasses, computer screens and instrument panels. The "wipes" were developed for, and have received U.S. Military approval for, the cleaning of the instrument panels of combat aircraft.

         United Energy's chemists have also developed an environmentally friendly fire-retardant agent named FR-15. FR-15 begins as a concentrate which can be mixed with varying amounts of water, depending on the anticipated use. FR-15 mixture also resists re-ignition once a fire has been extinguished. This product can also be used to reduce odors, such as those from decomposing garbage, and for soil remediation following petroleum-based contamination. Our FR-15 product has been developed and successfully tested by several municipal fire departments. Underwriters Laboratories ("UL") did not have an approved test for FR-15 as a dispersant. A reformulation of FR-15 was developed to pass the UL fire extinguisher test. The reformulated product is being resubmitted for testing and certification by Underwriters Laboratories ("UL"). We expect that sales of FR-15 will commence when the product receives UL certification.

         United Energy also produces a specialty chemical product called UNIPROOF(R), which is a photosensitive coating that is applied to paper to produce what is known in the printing industry as proofing paper or "blue line" paper.

         Slick Barrier is an underwater protective coating which prevents the adherence of barnacles to boat hulls. The product is another in the Company's line of environmental products in that it is environmentally friendly and biodegradable, which the Company believes to be particularly appealing in fresh water marine applications. The product is being tested on pleasure boats throughout the United States and Europe. We expect to begin sales of the product by the fall of 2003. A patent application on this product is in process.

         The Company incurred significant losses and negative cash flow from operating activities and as of March 31, 2003 and it had an accumulated deficit of $7,973,994. As of March 31, 2003 the Company has cash and cash equivalents of $2,120,942. Although the Company expects working capital requirements to continue to be significant, it has begun to implement and it believes it will continue to undertake cost reduction initiatives in Fiscal 2004. Accordingly, the Company currently anticipates that its available cash in hand and cash resources from expected revenues will be sufficient to meet its anticipated working capital and capital expenditure requirements for at least the next twelve months.

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

         The consolidated financial statements include the accounts of United Energy Corp. and its wholly-owned subsidiaries Green Globe and currently inactive subsidiary, Nor-Graphic Industries. All intercompany transactions and accounts have been eliminated in consolidation.

USE OF ESTIMATES

         The preparation of consolidated financial statements in accordance with accounting principals generally accepted in the United States of America requires United Energy to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities.

         On an on-going basis, United Energy evaluates its estimates, including those related to bad debts, inventories, intangible assets, and contingencies and litigation. United Energy bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

REVENUE RECOGNITION

         The Company's primary source of revenue is from the sales of its products. The Company recognizes revenue upon shipment and transfer of title.

CASH AND CASH EQUIVALENTS

         Cash and cash equivalents consist of cash and highly liquid investments with original maturities of three months or less.

Inventories

         Inventories consist predominately of finished goods. Inventories are valued at the lower of cost (first-in, first-out method) or market.

Allowance for Doubtful Accounts

         The Company monitors its accounts and note receivable balances on a monthly basis to ensure they are collectible. On a quarterly basis, the Company uses its historical experience to determine its accounts receivable reserve. The Company's allowance for doubtful accounts is an estimate based on specifically identified accounts as well as general reserves. The Company evaluates specific accounts where it has information that the customer may have an inability to meet its financial obligations. In these cases, management uses its judgment, based upon the best available facts and circumstances, and records a specific reserve for that customer against amounts due to reduce the receivable to the amount that is expected to be collected . These specific reserves are reevaluated and adjusted as additional information is received that impacts the amount reserved. The company also establishes a general reserve based upon a range of percentages applied to aging categories. These percentages are based on historical collection and write-off experience. If circumstances change, the Company's estimate of the recoverability of amounts due the company could be reduced or increased by a material amount. Such a change in estimated recoverability would be accounted for in the period in which the facts that give rise to the change become known.

PROPERTY AND EQUIPMENT

         Property and equipment are stated at cost. Depreciation has been calculated using an accelerated tax depreciation method over the estimated useful lives of the assets ranging from 3 to 15 years. Leasehold improvements are amortized over the lives of the respective leases (15 years), which are shorter than the useful life. The cost of maintenance and repairs is expensed as incurred. Depreciation and amortization expense for the years ended March 31, 2003, 2002 and 2001 was $69,376, $3,660 and $2,527, respectively.

Property and equipment consists of the following at March 31, 2003 and 2002:

                                                                                        2003              2002
                                                                                        ----              ----

         Furniture and fixtures...................................................  $      67,094    $       27,670
         Machinery and equipment..................................................        233,585             7,097
         Vehicles.................................................................         35,548                --
         Leasehold improvements...................................................         25,253             5,623
                                                                                    -------------    --------------
                                                                                          361,480            40,390
         Less Accumulated depreciation and amortization...........................        (92,883)          (23,507)
                                                                                    -------------    --------------
         Property and equipment, net..............................................  $     268,597    $       16,883
                                                                                    =============    ==============


GOODWILL

         The Company capitalized goodwill related to the acquisition of Green Globe in September of 1998. Goodwill represents cost in excess of fair value on the net assets acquired. Goodwill was amortized over a 15 year period using a straight line amortization method until the adoption of SFAS No. 142 "Goodwill and Other Intangible Assets," on April 1, 2002. Under SFAS No. 142, goodwill and intangible assets with indefinite lives are no longer amortized but are reviewed annually (or more frequently if impairment indicators arise) for impairment. Separable intangible assets that are not deemed to have indefinite lives will continue to be amortized over their useful lives (but with no maximum life). Effective April 1, 2002, the Company adopted the provisions of SFAS No. 142, which had no material effect on its results of operations and financial position.

PATENTS

         The Company capitalizes legal costs incurred to obtain patents. Amortization begins when the patent is approved using the straight-line basis over the estimated useful life of 15 years.

ACCOUNTING FOR LONG-LIVED ASSETS

         The Company's long-lived assets include property and equipment, and patents.

         As of April 1, 2002, the Company adopted SFAS No.144, "Accounting for the Impairment or Disposal of Long-lived Assets", which supersedes SFAS No.121, "Accounting for the Impairment of Long-lived Assets to be Disposed Of." Under SFAS No.144, intangible assets other than goodwill are reviewed on a periodic basis for impairment whenever events or changes in circumstances indicate that the carrying amounts of the assets may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. The company's management believes that no such event or change has occurred. The adoption of SFAS No. 144 had no effect on the Company.

INCOME TAXES

         The Company accounts for income taxes using the asset and liability method. Under this method, deferred tax assets and liabilities are determined based on the temporary differences between the financial statement and the income tax bases of assets and liabilities and for net operating loss carry forwards existing at the balance sheet date using enacted tax rates in effect for the years in which the taxes are expected to be paid or recovered. A valuation allowance is established when it is considered more likely than not that such assets will not be realizable. The effect on deferred tax assets or liabilities of a change in tax rates is recognized in the period in which the tax change occurs.

STOCK-BASED COMPENSATION

         At March 31, 2003 the Company has stock based compensation plans, which are described more fully in Note 0. As permitted by SFAS No.123, Accounting for Stock Based Compensation, the Company accounts for stock-based compensation arrangements with employees in accordance with provisions of Account Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees. Compensations expense for stock options issued to employees is based on the difference on the date of grant, between the fair value of the Company's stock and the exercise price of the option. Stock based employee compensations cost for the years ended March 31, 2003, 2002 and 2001 was $125,000, $ 0.00 and $0.00
respectively. The Company accounts for equity instruments issued to non-employees in accordance with the provisions of SFAS No.123 and Emerging Issues Task Force (EITF) Issue No.96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction With Selling, Goods or Services." All transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable. Stock based compensation for non-employees was $0, $455,900 and $0 for the years ended March 31, 2003, 2002 and 2001.

         The following table illustrated the effect on net loss and loss per share if the Company had applied the fair value recognition provisions of SFAS No. 123 to all stock based compensation:


                                                                 Years ended March 31,
                                                                 ---------------------

                                                           2003           2002           2001
                                                           ----           ----           ----
Net Loss
As reported                                             (2,829,000)     (1,364,576)      (404,316)
Add:
Stock based compensation expenses included in
reported net loss                                          125,000         455,900              -
Deduct:
Total stock based employee compensation
expense determined under fair value
based method for all awards

                                                        (1,194,605)       (869,187)

Pro forma                                               (3,898,605)     (1,777,863)      (404,316)
Basic and diluted loss per common share
As reported                                                 (0.13)          (0.09)        (0.03)
Pro forma                                                   (0.18)          (0.11)        (0.03)


PER SHARE DATA

         SFAS No. 128 establishes standards for computing and presenting earnings per share ("EPS"). The standard requires the presentation of basic EPS and diluted EPS. Basic EPS is calculated by dividing income/loss available to common shareholders by the weighted average number of shares of common stock outstanding during the period. Diluted EPS is calculated by dividing income/loss available to common shareholders by the weighted average number of common shares outstanding adjusted to reflect potentially dilutive securities. Diluted loss per share for the years ended March 31, 2003, 2002 and 2001 does not include 6,195,020, 1,860,000, and 0 stock options and warrants since the inclusion of the outstanding stock options and warrants would be antidilutive.

CONCENTRATIONS OF RISK

         Cash and Cash Equivalents

         The Company places its cash and cash equivalents with high-quality financial institutions and limits the amount of credit exposure to any one institution.

         Accounts and Notes Receivable

         The Company has one customer which accounted for 87% and 75% of the total accounts receivable at March 31, 2003 and 2002, respectively. Credit losses, if any, have been provided for in the consolidated financial statements and are based on management's expectations. The Company does not believe that it is subject to any unusual risks, nor significant risks, in the normal course of business.

         At March 31, 2003, the company converted an accounts receivable balance of $179,034 to a one year note receivable. The note accrues interest at the rate of 4.5% and is paid down in 12 monthly payments and provides for a security interest in the inventory held by this customer.

         Significant Customers

         The Company's revenues from major customers, as a percentage of revenues, for the years ended March 31, 2003, 2002 and 2001, are as follows:

                                                 2003         2002         2001
                                                 ----         ----         ----

Customer A...............................           0%          0%          32%
Customer B...............................           4%         12%           0%
Customer C...............................          59%         74%          49%
Customer D...............................          15%          0%           0%
Customer E...............................          10%          0%           0%

         Vendors

         The Company has one vendor, which accounts for over 36%, 38% and 37% of the Company's supplies purchases for the years ended March 31, 2003, 2002 and 2001, respectively. The Company believes it can obtain the products from other vendors on terms suitable to the Company.

FAIR VALUE OF FINANCIAL INSTRUMENTS

         The carrying amounts of cash and cash equivalents, accounts receivable, note and loan receivable, inventory, revolving line of credit, and accounts payable and accrued expenses approximate their fair values due to the short-term maturity of these instruments.

RECLASSIFICATIONS

         Certain reclassifications have been made to the prior year consolidated financial statements to conform to the current year presentation.

RECENTLY ISSUED ACCOUNTING STANDARDS

         In June 2001, the Financial Accounting Standards Board ("FASB") issued Statements of Financial Accounting Standards ("SFAS") No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 addresses accounting and reporting for obligations associated with the retirement for tangible long-lived assets and the associated asset retirement costs. This statement is effective for the fiscal years beginning after June 15, 2002. The Company is currently assessing the impact of the new standard, although it does not expect it to affect its financial position and results of operations.

         In July 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." SFAS No. 146 requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of commitment to an exit or disposal plan. SFAS No. 146 applies to exit or disposal activities after December 31, 2002 and did not have a material effect in the Company's financial position or results of operations.

         In December 2002, the FASB issued Statement No.148, "Accounting for Stock-Based Compensation-Transition and Disclosure, an amendment of FASB Statement No. 123" (SFAS No. 123), to provide alternative transition methods for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent in annual financial statements about the method of accounting for stock-based employee compensation and the pro-forma effect on reported results of applying fair value based method for entities that use the intrinsic value method of accounting. The pro forma effect disclosures are also required to be prominently disclosed in interim financial statements. The statement is effective for financial statements for fiscal years ending after December 15, 2002 and is effective for financial reports containing condensed financial statements for interim periods beginning after December 15, 2002, with earlier application permitted. United Energy does not plan to change to the fair value based method for accounting for stock-based compensation and has included the disclosure requirements of SFAS No.148 in the accompanying financial statements.

         In November 2002, FASB Interpretation 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" ("FIN 45"), was issued. FIN 45 requires a guarantor entity, at the inception of a guarantee covered by the measurement provisions of the interpretation, to record a liability for the fair value of the obligation undertaken to issue the guarantee. United Energy previously did not record a liability when guaranteeing obligations unless it became probable that United Energy would have to perform under the guarantee. FIN 45 applies prospectively to guarantees United Energy issues or modifies subsequent to December 31, 2002, but has certain disclosure requirements effective for interim annual periods ending after December 31, 2002. The Company is currently assessing the impact of the new standard, although it does not expect to affect its results of its operations.

3.       INVENTORY

         Inventory consists of the following as of March 31, 2003 and 2002:

                                                                                        2003              2002
                                                                                        ----              ----

         Paper..................................................................    $      19,957    $      182,046
         Blended chemical.......................................................          111,544            89,862
         Raw materials..........................................................           79,843            15,949
         Total inventory........................................................    $     211,344    $      287,857


4.       REVOLVING LINE OF CREDIT

         The revolving line of credit allows the Company to borrow up to $1,000,000 from Fleet Bank. Borrowings under the credit line bear interest at prime. Interest is payable monthly. Borrowings under the line of credit must be reduced to zero for a period of 30 consecutive days in any 12-month period. Amounts outstanding under the line of credit are subject to repayment on demand at any time and for any reason and are secured by accounts receivable, inventory, furniture and fixtures, machinery and equipment and a pledge of 750,000 shares of the Company's common stock which have been placed in escrow. The line is also secured by the personal guarantee of a shareholder of the Company. At March 31, 2002 the outstanding amount was $150,000.

         The Company has repaid the line of credit in full in May 2002 with the proceeds received from the private placement. The pledge of 750,000 shares of the Company's common stock was returned to the Company and the shares were cancelled.

5.       RELATED PARTY TRANSACTIONS

         The Company had an amount due to Robert Seaman, a major shareholder and former director of the Company. Amounts due to related parties as of March 31, 2003 and 2002 is $244,141 and $141,487, respectively. These amounts are unsecured, non-interest bearing and due upon demand.

         At March 31, 2001, the Company was indebted to Relevant Investments Ltd. for $350,000. In June 2001, 250,000 shares were issued to Relevant Investments Ltd. in full satisfaction of the amount due. The amount has been shown as due to shareholder on the balance sheet as of March 31, 2001.

         Martin Rappaport, a major shareholder and director of the Company, owns the property from which United Energy leases the 9,600 square foot facility it occupies in Secaucus, New Jersey. The Company pays approximately $100,000 per year under the lease, excluding real estate taxes.

6.       COMMITMENTS AND CONTINGENCIES

LITIGATION

         The Company, in its normal course of business, is subject to certain litigation. In the opinion of the Company's management, settlements of litigation will not have a material adverse effect on the Company's results of operations, financial position or cash flows.

Texas Oil Field Accident

         On October 29, 2002, an accident occurred at an oil well site near Odessa, Texas, where the Company's equipment and products were being used in the treatment of an oil well. There are two lawsuits pending against the Company in Texas state court in Crane County, arising from this incident. Simmons, et ano.
v. United Energy Corp., et al. Larry Simmons, who lost an arm and sustained serious other injuries in the accident and his wife have commenced a suit against the Company and other defendants including the owner of the oil well and an oil well servicing company. Hurst, et ano. v. United Energy Corp., et al. Stephen Hurst, whose injuries were not as serious as those of Mr. Simmons, and his wife, have also commenced a suit against the Company. Both actions are in the discovery stage. The Company anticipates that additional actions may be commenced by other individuals who suffered less serious injuries in the accident. The Company cannot at this time quantify or estimate the impact of this litigation on the Company's operations as of March 31, 2003.

         In addition to the above described litigation, OSHA commenced an investigation into the accident. On April 8, 2003, OSHA issued its Citation and Notification of Penalty which found that the Company had committed violations of certain applicable rules, including having failed to provide at or in proximity to the site a person or persons adequately trained to render first aid with adequate first aid supplies available and having failed to develop, implement or maintain at the site a written hazard communication program describing how safety criteria will be met. OSHA proposed a fine of $3,000 for these violations, which the Company has paid.

Litigation Concerning A Former Employee

         On or about May 16, 2003, the Company commenced an action against Jon Hebert, a former employee of the Company in the United States District Court for the District of New Jersey, seeking preliminary and permanent injunctive and other relief for violations by Mr. Hebert of employment and non-disclosures agreements between him and the Company, resulting in alleged disclosures by Hebert of the Company's confidential and proprietary information and wrongful solicitation of the Company's customers. The Company alleges that sales of products manufactured or distributed by Hebert's new employer may, in addition, infringe the Company's patents. After a hearing on the Company's motion for a preliminary injunction, the Court denied the motion, but ordered expedited proceedings in the matter.

         On or about May 27, 2003, Mr. Hebert's current employer, Fluid Sciences, L.L.C., commenced two actions against the Company and one of its wholly owned subsidiaries, Nor Industries, Inc. One of the actions was commenced in the 15th Judicial District Court, Lafayette Parish, Louisiana. This action seeks a declaratory judgment that the agreements between the Company and Mr. Hebert are not enforceable against Fluid Sciences, L.L.C as a matter of Louisiana's public policy and laws. In addition the action seeks judgment that the Company's efforts to enforce its agreements with Mr. Hebert are in restrain of trade and constitute unfair competition entitling Fluid Sciences, L.L.C. to injunctive relief and damages.

         On or about May 27, 2003, a second action was commenced in the United States District Court for the Western District of Louisiana, entitled Fluid Sciences, L.L.C. v. United Energy Corp. and Nor Industries, Inc. The complaint in this action alleges that Fluid Sciences is entitled to a declaratory judgment that its products do not infringe the patents of the Company.

         The Company and its subsidiary intend vigorously to defend the two actions brought by Fluid Sciences, L.L.C.

Sales Commission Claim

         On or about July 26, 2002, an action was commenced against the Company in the Court of Common Pleas of South Carolina, Pickens County, brought by Quantum International Technology, LLC and Richard J. Barrett. Plaintiffs allege that they were retained as the sales representative to the Company and in that capacity made sales of the Company's products to the United States government and to commercial entities. Plaintiffs further allege that the Company failed to pay to plaintiffs agreed commissions at the rate of 20% of gross sales of the Company's products made by plaintiffs. The complaint seeks an accounting, compensatory damages in the amount of all unpaid commissions plus interest thereon, punitive damages in an amount treble the compensatory damages, plus legal fees and costs. Plaintiffs maintain that they are entitled to receive an aggregate of approximately $350,000 in compensatory and punitive damages, interest and costs. The action is presently listed on the trial docket for July 1,

2003. It is likely that the trial of the action will not take place as scheduled. The Company believes it has meritorious defenses to the claims asserted in the action and intends vigorously to defend the case.

SMK Industries, Inc. v. Nor Graphics, Inc.

         In its 10K for the fiscal year ended March 31, 2002, the Company reported with respect to an action commenced against it in 1997 by SMK Industries seeking damages for breach of contract of approximately $120,000. On June 18, 2003, the Company and plaintiff have reached an agreement to settle and discontinue the lawsuit. In the settlement, the Company will pay an aggregate of $75,000 in three installments, which was accrued for in the accompanying financial statements.

NEW MANAGEMENT

         As part of the private financing transaction, the Company began the process of identifying and making employment offers to a new management team to focus on the sales and marketing of KH-30 and other products. Three of four of the new management team have accepted employment starting in May 2002. Each of these executives has employment agreements with terms from one to three years. These agreements provide, among other things, for annual base salaries and bonuses totaling $262,000, $262,000 and $35,000 in fiscal, 2004, 2005 and 2006.

LEASE COMMITMENTS

         The Company leases office facilities, equipment and autos under operating leases expiring on various dates through 2007. Certain leases contain renewal options. The following is a schedule by years, of future minimum lease payments under operating leases having remaining terms in excess of one year as of March 31, 2003.

                                                                 OPERATING
YEAR                                                               LEASES
                                                                -------------
2004........................................................      $103,356
2005........................................................       100,987
2006........................................................        97,114
2007........................................................        88,110
Thereafter..................................................        21,600
                                                                -------------
Total minimum lease payments................................      $411,157
                                                                =============

         The expenses for all operating leases were $120,214, $107,304, and $105,466 for the years ended March 31, 2003, 2002 and 2001, respectively.

7.       STOCKHOLDERS' EQUITY

         On May 14, 2002, the Company issued, in a private placement, an aggregate of 6,000,000 shares of its common stock at an aggregate price of $6,000,000. In connection with the common stock issuance, the Company issued warrants to purchase 3,000,000 of the Company's common stock at an exercise price of $2 per share exercisable for a five year period. The Company incurred $484,000 in issuance expenses in connection with the financing. In addition, the Company issued 750,000 additional warrants to purchase 750,000 of the Company's common stock at an exercise price of $0.60 per share with a five year term but not exercisable during the first two years from the grant date for relinquishing rights of immediate exercise of 500,000 warrants issued in connection with the private placement.

         During year ended March 31, 2002, the Company issued an aggregate of 100,000 shares of common stock in exchange for consulting services. These issuances were recorded as an increase to equity and consulting expense for the fair value of the shares of common stock on their respective grant dates.

         Until December 31, 2001, the CEO and CFO provided services to the Company for which they had not received any compensation. The financial statements through that date reflect a charge and associated credit to shareholders' equity reflecting the fair value of such contributed services. Both these individuals received option and/or cash compensation commencing in the fourth quarter and accordingly the Company ceased reflecting the value of contributed services as of January 1, 2002.

8.       INCOME TAXES

         Deferred income taxes are provided for the temporary difference between the financial reporting basis and tax basis of the Company's assets and liabilities including those assets and liabilities recorded in connection with acquisitions. Deferred tax assets and liabilities result principally from recording certain expenses or income in the financial statements in a different period from recognition for income tax purposes. As of March 31, 2003, the Company had a net operating loss carryforward for tax purposes of approximately $6,000,000, which is available to reduce its future taxable income and expires at various dates through 2023. A full valuation allowance has been established against the deferred tax assets, which are mainly related to the net loss carryforward, due to the uncertainties surrounding the utilization of the carryforward and limitations resulting from a change in control. There are no other significant timing differences.

         Utilization of the net operating loss carryforwards may be subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code and similar state provisions. The annual limitation may result in the expiration of net operating loss carryforwards before utilization.

9.       EMPLOYEE BENEFITS PLAN

         Stock Option Plans

         In August, 2001, the Company's stockholders approved, the 2001 Equity Incentive Plan (the "2001 Plan"), which provides for the grant of stock options to purchase up to 2,000,000 shares of common stock to any employee, non-employee director, or consultant at the Board's discretion. Under the 2001 Plan, these options may be exercised for a period up to ten years from the date of grant. Options issued to employees are exercisable upon vesting, which can range between the date of the grant to up to 5 years.

         An amendment and restatement of the 2001 Equity Incentive Plan increasing the number of shares for a total of 4,000,000 was approved by the Board of Directors on May 29, 2002 and was approved by the shareholders at the annual meeting.

         Under the 2001 Plan, options are granted to non-employee directors upon election at the annual meeting of stockholders at a purchase price equal to the fair market value on the date of grant. In addition, the non-employee director stock options shall be exercisable in full twelve months after the date of grant unless determined otherwise by the compensation committee.

         There were 2,664,980 options available for future grant at March 31, 2003 under the equity incentive plan. The company issues options from time to time outside the plan described above. As of March 31, 2003 there were 1,110,000 non- plan options granted.

         Fair Value of Stock Options

         For disclosure purposes under SFAS No. 123, the fair value of each option grant is estimated on the date of grant using the Black-Scholes option valuation model with the following weighted-average assumptions:

                                                                  2003            2002
                                                                  ----            ----
Expected life (in years)................................           10              7
Risk-free interest rate.................................         4.73%           5.39%
Volatility..............................................       105.45          100.60
Dividend yield..........................................            0%              0%

         Utilizing these assumptions, the weighted average fair value of options granted with an exercise price equal to their fair market value at the date of the grant is $ 1.78 and $0.94 for the years ended March 31, 2003 and 2002, respectively.

         Summary Stock Option Activity

         The following table summarizes stock option information with respect to all stock options for the year ended March 31, 2003 and 2002:


                                                                                       WEIGHTED
                                                                        WEIGHTED       AVERAGE
                                                           NUMBER       AVERAGE       REMAINING
                                                              OF        EXERCISE     CONTRACTUAL
                                                            SHARES        PRICE      LIFE (YEARS)
                                                            ------        -----      ------------

Options outstanding, April 1, 2001......................    -              -
         Granted                                           1,110,000      $1.10
                                                           ---------      -----
Options outstanding March 31, 2002......................   1,110,000      $1.10
         Granted                                           2,142,500      $1.70
         Cancelled                                         (807,480)      $1.90
                                                           ---------      -----
Options outstanding March 31, 2003......................   2,445,020      $1.38          9.10
                                                           =========      =====          ====


As of March 31, 2003 there were 1,701,270 options exercisable with weighted average exercise price of $1.20 per share. Options outstanding at March 31, 2003 have an exercise price ranging between $0.70 to $2.05.

10.      SEGMENT REPORTING

         SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," establishes standards for the way that public companies report information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial statements issued to the public. It also establishes standards for disclosures regarding products and services, geographic areas and major customers. SFAS No. 131 defines operating segments as components of a company about which separate financial information is available that is evaluated regularly by management in deciding how to allocate resources and in assessing performance.

         The Company's total revenues, income from operations and identifiable assets by segment for the year ended March 31, 2003, are as follows:

                                                          GRAPHIC         SPECIALTY
                                                           ARTS           CHEMICALS         CORPORATE         TOTAL
                                                           ----           ---------         ---------         -----

Revenues .......................................     $   1,700,738     $     531,888    $          --     $   2,232,626
                                                     =============     =============    =============     =============

Gross profit.....................................    $     604,503     $     295,332    $          --     $     899,835
Sales, general and administrative expenses.......          203,921         1,902,206        1,521,856         3,627,983
Depreciation and amortization....................               --            72,490           10,991            83,481
Interest expense (income)........................            1,748                --          (59,377)          (57,629)
Legal settlement.................................               --                --           75,000            75,000
Income (loss) from continuing operations.........    $     398,834    $ ( 1,679,364)    $ ( 1,548,470)    $  (2,829,000)

Cash and cash equivalents........................    $          --     $          --    $   2,120,942     $   2,120,942
Accounts receivable..............................          449,046            47,669               --           496,715
Inventory........................................           62,669           148,675               --           211,344
Note receivable..................................          149,034                --               --           149,034
Loan receivable..................................                                 --            2,076             2,076
Prepaid expenses.................................               --                --          104,527           104,527
Fixed assets.....................................               --           221,116           47,481           268,597
Goodwill ........................................               --            68,819               --            68,819
Patent   ........................................               --           229,508               --           229,508
Deposits ........................................               --            30,000            1,385            31,385
Total assets.....................................       $  660,749     $     745,787        2,276,411     $   3,682,947


The Company's total revenues, income from operations and identifiable assets by segment for the year ended March 31, 2002, are as follows:

                                                          GRAPHIC         SPECIALTY
                                                           ARTS           CHEMICALS         CORPORATE         TOTAL

Revenues .......................................        $1,061,317     $     326,534    $          --     $   1,387,851

Gross profit.....................................       $  496,385     $     135,075    $          --     $     631,460
Sales, general and administrative expenses.......          241,097           274,802        1,247,547         1,763,446
Depreciation and amortization....................               --            19,053              978            20,031
Interest expense (income)........................            6,200                --           (1,792)            4,408
Legal settlement.................................               --            20,651               --            20,651
Executive services contributed by management.....               --                --          187,500           187,500
Income (loss) from continuing operations.........       $  249,088    $     (179,431)   $ ( 1,434,233)    $  (1,364,576)

Cash and cash equivalents........................       $       --     $          --    $     198,412     $     198,412
Accounts receivable..............................          162,961            55,143               --           218,104
Inventory........................................          182,046           105,811               --           287,857
Prepaid offering costs...........................               --                --          117,127           117,127
Fixed assets.....................................               --                --           16,883            16,883
Goodwill ........................................               --            68,819               --            68,819
Patent   ........................................               --           128,908               --           128,908
Other assets.....................................               --                --            1,862             1,862
Total assets.....................................       $  345,007     $     358,681          334,284     $   1,037,972

         The Company's total revenues and loss from operations by segment for the year ended March 31, 2001, are as follows:


                                                          GRAPHIC         SPECIALTY
                                                           ARTS           CHEMICALS         CORPORATE         TOTAL
                                                           ----           ---------         ---------         -----

Revenues.........................................       $3,190,824     $     292,091    $          --     $   3,482,915

Gross profit ....................................       $1,027,922     $     129,341    $          --     $   1,157,263
Sales, general and administrative expenses ......          216,076           210,211          626,503         1,052,790
Depreciation and amortization  ..................               --            15,095            1,477            16,572
Interest expense (income) .......................           11,817                --           (1,581)           10,236
Legal settlement.................................               --                --          231,981           231,981
Executive services contributed by management.....               --                --          250,000           250,000

Income (loss) from continuing operations.........       $  800,029     $    ( 95,965)   $  (1,108,380)    $    (404,316)


11.      SUBSEQUENT EVENT

         On April 4, 2003 the Company purchased oil leases for six oil wells located in Laramie County, Wyoming for an aggregate purchase price of $ 95,216. The Company intends to operate the oil wells and use the oil wells to test the Company's products.

                                   SCHEDULE II

                               UNITED ENERGY CORP.
                  SCHEDULE OF VALUATION AND QUALIFYING ACCOUNTS


                                                        BALANCE AT         CHARGED                         BALANCE AT
                                                         BEGINNING      TO COSTS AND                       BALANCE AT
                                                          OF YEAR         EXPENSES         DEDUCTIONS      END OF YEAR
                                                          -------         --------         ----------      -----------
For the fiscal year ended March 31, 2003:
         Allowance for doubtful accounts.........       $    4,795     $      48,113    $       4,795     $      48,113
                                                        ----------     -------------    -------------     -------------

         Reserve for Note Receivable.............       $       --     $      30,000    $          --     $      30,000
                                                        ----------     -------------    -------------     -------------

For the fiscal year ended March 31, 2002:

         Allowance for doubtful accounts.........       $   71,656     $       4,795    $      71,656     $       4,795
                                                        ----------     -------------    -------------     -------------

For the fiscal year ended March 31, 2001:

         Allowance for doubtful accounts.........       $   18,260     $      53,396    $          --     $      71,656
                                                        ----------     -------------    -------------     -------------

For the fiscal year ended March 31, 2003:

         Reserve for inventory obsolescence......       $   16,290     $          --    $          --     $      16,290
                                                        ----------     -------------    -------------     -------------

For the fiscal year ended March 31, 2002:

         Reserve for inventory obsolescence......       $       --            16,290    $          --     $      16,290
                                                        ----------     -------------    -------------     -------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Our articles of incorporation eliminate the personal liability of our directors and officers to United Energy and its stockholders for damages for breach of any duty owed to United Energy or its stockholders to the fullest extent permitted by law.

         Under Nevada law, a corporation may indemnify a director or officer if
(i) he or she is not liable pursuant to Section 78.138 of the NGCL for breaching fiduciary duties as an officer or director or where breach of duties involved intentional misconduct, fraud or a knowing violation of law, or (ii) acted in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

         We have been advised that, in the opinion of the SEC, any indemnification for liabilities arising under the Securities Act of 1933 is against public policy, as expressed in the Securities Act, and is, therefore, unenforceable.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

       Registration fees....................................... $     280.00
       Federal taxes...........................................         -
       State taxes.............................................         -
       Legal fees and expenses.................................    30,000.00
       Printing and engraving expenses.........................     5,000.00
       Blue sky fees...........................................    10,000.00
       Accounting fees and expenses............................    10,000.00
       Miscellaneous...........................................     9,720.00
                                                                 ---------------
         Total..........................................           $65,000.00
                                                                 ===============

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

         On March 24, 2004, pursuant to a Securities Purchase Agreement dated as of the same date, we completed the sale of a secured convertible term note in the principal amount of $1,750,000. The note, which has a term of three years and accrues interest at the greater of the prime rate of interest (as published in the Wall Street Journal) or 4% per year, is convertible into shares of our common stock at a fixed conversion price of $1.00 per share.

         In connection with the sale of the note, we paid the purchaser of the note a fee of $61,250 and issued the purchaser a seven-year common stock purchase warrant to purchase up to 300,000 shares of our common stock at priced ranging from $1.25 per share to $1.75 per share. Also in connection with the sale of the note, we agreed to register for resale the shares of common stock into which the note is convertible and the warrant is exercisable.

         The foregoing note, warrant and the shares of common stock into which they may be converted or exercised were not registered under the Securities Act of 1933 and, as a result, are "restricted securities" (or in the case of the common stock, will be "restricted securities" upon issuance) and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. Certificates and agreements representing the note, warrant and these shares, contain a legend stating the same. These securities were issued by us in reliance upon an exemption from registration set forth in Section 4(2) of the Securities Act of 1933 and Rule 506 of Regulation D promulgated under that Act. The issuance of these securities was undertaken without general solicitation or advertising. The purchaser represented to us that, among other things, it was acquiring these securities for investment purposes only and not with a view toward public distribution and that it was an "accredited investor" within the meaning of Rule 501 of Regulation D. In addition, the purchaser acknowledged that the securities issued to it (or to be issued upon conversion of the note or exercise of the warrant) were "restricted securities."

         On May 14, 2002, we issued in a private placement an aggregate of 6,000,000 unregistered shares of our common stock at an aggregate price of $6,000,000. In connection with the common stock issuance, we issued warrants to purchase 3,000,000 shares of our common stock at an exercise price of $2.00 per share exercisable for a five-year period. We incurred $484,000 in issuance expenses in connection with the financing. In addition, we issued 750,000 additional warrants to purchase 750,000 shares of our common stock at an exercise price of $.60 per share with a five-year term, but not exercisable during the first two years from the grant date for relinquishing rights of immediate exercise of 500,000 warrants issued in connection with the private placement.

         On March 4, 2002, 100,000 shares of our unregistered common stock were issued to the firm of Seaman & Wehle as partial consideration for legal services rendered during the fiscal year ended March 31, 2002. The closing price on that date was $1.11, for an aggregate value of $111,000. The transactions on May 14, 2002 and March 4, 2002 were exempted from the registration requirements of the Securities Act of 1933 by virtue of Section 4(2) of that Act.

ITEM 27.  EXHIBITS.

Exhibit

No.           Description of Exhibit

3.1      Articles of Incorporation of United Energy Corp.(1)
3.2      Amendment to the Articles of Incorporation.(2)
3.3      By-Laws of United Energy Corp.(1)
4.1      Articles of Incorporation: Articles Fourth, Fifth and Seventh.(1)
4.2      By-Laws: Article I: Sections: Six, Seven, Eight, Nine, Ten; Article II:
         Section Nine: Article IV: Section Two.(1)
4.3      Form of Stock Certificate of United Energy Corp.(1)
4.4      Secured Convertible Term Note dated March 24, 2004.(4)
5.1 Opinion of Greenberg Traurig, LLP, as to the legality of the shares of common stock.(7) 10.1 Distribution Agreement and Option Agreement with International Research and Development, dated August 25, 1999.(1)
10.2     2001 Equity Incentive Plan, as amended on May 29, 2002.(5)
10.3 Securities Purchase Agreement, dated March 24, 2004, between United Energy Corp. and Laurus Master Fund, Ltd.(4)
10.4     Secured Convertible Term Note, dated March 24, 2004.(4)
10.5 Security Agreement, dated March 24, 2004, between United Energy Corp. and Laurus Master Fund, Ltd.(4)
10.6 Registration Rights Agreement, dated March 24, 2004, between United Energy Corp. and Laurus Master Fund, Ltd.(4)
10.7     Common Stock Purchase Warrant, dated March 24, 2004.(4)
16.1     Letter re Change in Certifying Accountant.(3)
21.1     List of Subsidiaries.(6)
23.1 Consent of Greenberg Traurig, LLP (included in the opinion filed as Exhibit 5.1).(7)
23.2     Consent of Grant Thornton, LLP.(6)

24.1 Power of Attorney (set forth on signature page of the Registration Statement).(6)
____________________________

(1) Incorporated by reference from the exhibits filed with the registrant's Form 10 on June 20, 2000.

(2) Incorporated by reference from the exhibits filed with the registrant's Form 10-Q for the period ended September 30, 2001.

(3) Incorporated by reference from the exhibits filed with the registrant's Form 8-K filed on June 3, 2002.

(4) Incorporated by reference from the exhibits filed with the registrant's Form 8-K filed on March 30, 2004.

(5)      Incorporated by reference from the exhibits filed with the registrant's
         Schedule 14A for the year ended March 31, 2003.

(6)      Filed herewith.

(7)      To be filed by amendment.

         (b)      Reports on Form 8-K

         During the three months ended March 31, 2004, we filed the following Current Report on Form 8-K:

         o Form 8-K dated March 24, 2004 (filed on March 30, 2004), which described our private placement of a secured convertible term note and common stock purchase warrant to Laurus Master Fund, Ltd.

ITEM 28.  UNDERTAKINGS.

         (a)    The undersigned small business issuer hereby undertakes:

                  (1) To file, during any period in which it offers and sells securities, a post-effective amendment to this registration statement to:

                           (i) Include any prospectus required by section
10(a)(3) of the Securities Act;

                           (ii) Reflect in the prospectus any facts or events
which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                           (iii) Include any additional or changed material
information on the plan of distribution.

                  (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

                  (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

         In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Secaucus, State of New Jersey, on May 10, 2004.

                       UNITED ENERGY CORP.

                       By:/s/ Ronald Wilen
                          ------------------------------
                          Ronald Wilen
                          Chairman and Chief Executive Officer
                          (principal executive officer)


                       By:/s/ James McKeever
                          ------------------------------
                          James McKeever
                          Interim Chief Financial Officer
                          (principal financial and accounting officer)


                                POWER OF ATTORNEY

         We, the undersigned officers and directors of United Energy Corp., hereby severally constitute and appoint Ronald Wilen and James McKeever and each of them (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution, for us and in our stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement and all documents relating thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting to said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or advisable to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all the said attorneys-in-fact and agents, or any of them, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

         In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.


/s/ Ronald Wilen
-----------------------------                       Director, Chairman and Chief Executive Officer     May 10, 2004
    Ronald Wilen

/s/ James McKeever
-----------------------------                       Interim Chief Financial Officer                    May 10, 2004
    James McKeever

/s/ Louis Bernstein
-----------------------------                       Director                                           May 12, 2004
    Louis Bernstein

/s/Andrea Pampanini
-----------------------------                       Director                                           May 10, 2004
   Andrea Pampanini

/s/Martin Rappaport
-----------------------------                       Director                                           May 10, 2004
   Martin Rappaport